      As filed with the Securities and Exchange Commission on May 18, 2000
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    Form S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                          LEVEL 3 COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

        Delaware               1221, 4813, 7374               47-0210602
    (State or other           (Primary Standard            (I.R.S. Employer
    jurisdiction of               Industrial             Identification No.)
    incorporation or         Classification Code
     organization)                 Number)
                                ---------------

                              1025 Eldorado Blvd.
                           Broomfield, Colorado 80021
                                 (720) 888-1000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             Thomas C. Stortz, Esq.
                             Group Vice President,
                         General Counsel and Secretary
                              1025 Eldorado Blvd.
                           Broomfield, Colorado 80021
                                 (720) 888-1000

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                with a copy to:

                            John S. D'Alimonte, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                         New York, New York 10019-6099
                                 (212) 728-8000

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                        Proposed
                                          Proposed      Maximum
 Title of each Class of      Amount       Maximum      Aggregate    Amount of
    Securities to be         to be     Offering Price   Offering   Registration
       Registered          Registered   Per Note(1)     Price(1)       Fee
-------------------------------------------------------------------------------
11% Senior Notes due
 2008..................   $800,000,000      100%      $800,000,000   $211,200
-------------------------------------------------------------------------------
11 1/4% Senior Notes due
 2010 .................   $250,000,000      100%      $250,000,000   $66,000
-------------------------------------------------------------------------------
12 7/8% Senior Discount
 Notes due 2010........   $675,000,000    53.308%     $359,829,000   $94,995
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
                                ---------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to Completion, Dated May 18, 2000

Prospectus

                          Level 3 Communications, Inc.

                               Offer to Exchange

                                  -----------

                          . 11% Senior Notes due 2008

                                      for

                    . Outstanding 11% Senior Notes due 2008

                                  -----------

                        . 11 1/4% Senior Notes due 2010

                                      for

                  . Outstanding 11 1/4% Senior Notes due 2010

                                  -----------

                    . 12 7/8% Senior Discount Notes due 2010

                                      for

              . Outstanding 12 7/8% Senior Discount Notes due 2010

                                  -----------

                            Terms of Exchange Offer

  . The exchange offer expires 5:00 p.m., New York City time,      , 2000,
    unless we extend it.

  . The notes to be issued in the exchange offer will not trade on any established exchange.

  See "Risk Factors" beginning on page 11 for a discussion of matters that participants in the exchange offer should consider.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is      , 2000.

   This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Vice President, Investor Relations, Level 3 Communications, Inc., 1025 Eldorado Blvd., Broomfield, CO 80021, 720-888-2500. In order to ensure
timely delivery of the information, any request should be made by      , 2000.

                               ----------------

   Each broker-dealer that receives registered notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus in connection with resales of notes received in exchange for the outstanding notes where those notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the date of this prospectus and ending on the close of business on the day that is 180 days following the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any of those resales. See "Plan of Distribution."

                               ----------------

                               TABLE OF CONTENTS

Summary.....................................................................   1
Risk Factors................................................................  11
Information Regarding Forward-Looking Statements............................  20
Use of Proceeds.............................................................  21
Capitalization..............................................................  21
The Exchange Offer..........................................................  22
Description of Other Indebtedness of Level 3................................  32
Description of Notes........................................................  38
Certain United States Federal Income Tax Considerations.....................  84
Plan of Distribution........................................................  89
Legal Matters...............................................................  89
Experts.....................................................................  90
Where You Can Find More Information.........................................  90
Incorporation of Material Documents by Reference............................  90

                                    Summary

    This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before tendering original notes in the exchange offer. You should carefully read the entire prospectus, including the documents incorporated in it by reference. Level 3 Communications, Inc. was known as Peter Kiewit Sons', Inc. prior to the March 31, 1998 split-off of its construction and mining management businesses from its other business. This prospectus and the letters of transmittal that accompany it collectively constitute the exchange offer.

                                    Level 3

    We engage in the communications, information services and coal mining businesses through ownership of operating subsidiaries and substantial equity positions in public companies. In late 1997, we announced a business plan to increase substantially our communications and information services business and to expand the range of services we offer. This plan is referred to in this prospectus as the business plan. We are implementing the business plan by building an advanced, international, facilities based communications network based on internet protocol technology.

    As our business plan is implemented, our network will combine both local and long distance networks and connect customers end-to-end across North America and in Europe and the Pacific Rim. Over the next two to three years, our network is expected to encompass:

  .  an intercity network covering nearly 16,000 miles in North America;

  .  leased or owned local networks in 56 North American markets;

  .  an intercity network covering approximately 4,750 miles across Europe;

  .  leased or owned local networks in 21 European and Pacific Rim markets;

  . approximately 6.5 million square feet of gateway facilities in North America, Europe and the Pacific Rim; and

  . undersea capacity, including a 1.28 Tbps transatlantic cable system and a 2.56 Tbps Northern Asia cable system initially connecting Hong Kong to Tokyo.

    We expect to substantially complete the North American intercity portion of our network by the end of the year 2000. In the interim, we have leased a national network over which we began to offer services in the third quarter of 1998. We also expect to substantially complete the first two rings of our three-ring European intercity network by the end of the year 2000. In the interim, we have also leased a European intercity network over which we began to offer services in early 1999. As of March 31, 2000, we had secured 100% of the rights-of-way required for our planned North American intercity network, had completed construction of approximately 11,800 route miles of this network and had approximately 4,200 route miles under construction. Also, as of March 31, 2000, we had secured substantially all of the rights-of-way required for the first two rings of our planned European intercity network, completed construction of approximately 3,200 route miles of this network and had approximately 3,400 route miles under construction.

    In December 1999, we began carrying customer traffic between Dallas and Houston on the first completed and lit segment of our North American intercity network. As of March 31, 2000, we had operational facilities based local metropolitan networks in 23 U.S. markets and 5 European markets. Our gateways are advanced technical facilities which provide colocation space for our customers' equipment and facilities, link our networks to other communications networks and house our own network equipment. We have gateway facilities in 30 U.S. markets and in London, Paris, Amsterdam, Brussels and Frankfurt. We have announced the development and construction of a 1.28 Tbps transatlantic undersea cable system, as well as the development and construction of a 2.56 Tbps Northern Asia undersea cable system initially connecting Hong Kong to Tokyo.

    We believe that, as technology advances, a comprehensive range of both consumer and business communications services will be provided over networks, such as ours, utilizing internet protocol technology. These services will include traditional voice services, as well as other data services such as internet access. We believe this shift has begun, and over time should accelerate, since internet protocol networks offer:

  . more efficient use of network capacity than the traditional public switched telephone networks;

  . an open protocol which allows for market driven development of new uses and applications;

  . the prospect of technological advances that will address problems currently associated with internet protocol based applications that use the public internet; and

  . an open architecture that enables new competition among suppliers and should ultimately lead to lower network costs.

Level 3's Strategy

    Key elements of our strategy include:

  . Become the Low Cost Provider of Communications Services. Our network is designed to provide high quality communications services at a lower cost by taking advantage of efficiencies in new technologies such as packet-switching, using open, non-proprietary interfaces in the network design and by having an upgradable network that can more readily incorporate future technological improvements.

  . Combine Latest Generations of Fiber and Electronics. In order to achieve unit cost reductions for transmission capacity, we have designed our network with multiple conduits to deploy successive generations of fiber to exploit improvements in transmission electronics. Optimizing transmission electronics to exploit specific generations of fiber optic technology currently provides transmission capacity on the new fiber more cost effectively than deploying new electronics on previous generations of fiber.

  . Offer a Comprehensive Range of Communications Services. We provide a comprehensive range of communications services over our network, including private line, (3)VoiceSM long distance services, colocation, internet access and managed modem. We expect to begin commercial testing of some features associated with local voice services during the first quarter of 2000. We are also offering dark fiber and conduits along our local metropolitan networks and intercity networks on a long-term lease basis.

  . Provide Significant Colocation Facilities. We have been experiencing higher demand for our colocation services from our web centric customers than we anticipated in preparing our business plan. We believe that providing colocation services on our network attracts web centric customers by allowing us to offer those customers reduced bandwidth costs, rapid provisioning of additional bandwidth, interconnection with other third-party networks and improved network performance. Therefore, we believe that controlling significant colocation facilities in our gateways provides us with a competitive advantage. In addition, having significant colocation facilities in a gateway allows the intra-facility exchange of traffic amongst a large number of customers to occur at a substantially lower cost than would be the case for traffic transported to other locations.

    As of December 31, 1999, we had secured approximately 3.4 million square feet of space for our gateway facilities and had completed the buildout of approximately 1.3 million square feet of this space. We believe we currently have more colocation space than any of our competitors. In January 2000, we announced an expansion of our business plan to increase significantly the aggregate amount of our global gateway facilities to 6.5 million square feet over the next two to three years.

  . Provide Seamless Interconnection to the Public Switched Telephone Network. In December 1999 we began to offer (3)Voice long distance service to allow the seamless interconnection of internet protocol networks with the public switched telephone network for long distance voice transmissions. Seamless interconnection allows customers to use our internet protocol based services without modifying existing telephone equipment or dialing procedures (that is, without the need to dial access codes or follow other similar special procedures). Our managed modem service uses similar softswitch technology to seamlessly interconnect to the public switched telephone network.

  . Accelerate Market Roll-out. To support the launch of our services and develop a customer base in advance of completing our network build, we offer services over a combination of leased local and intercity facilities. Over time, these leased networks will be displaced by the networks that we are constructing.

  . Target Web Centric Customers. To increase revenue-producing traffic on our network more rapidly, we are using a direct sales force focused on communications intensive and web centric businesses. These businesses include internet service providers, application service providers, content providers, systems integrators, next generation carriers, web-hosting companies, streaming media companies and internet protocol based storage providers. Providing continually declining bandwidth costs to these companies is at the core of our market enabling strategy because bandwidth generally represents a substantial portion of web centric businesses' costs.

  . Develop Advanced Business Support Systems. We are developing a substantial, scalable and web-enabled business support system infrastructure specifically designed to enable us to offer services efficiently to targeted customers. We believe that this system will reduce our operating costs, give our customers direct control over some of the services they buy from us and allow us to grow rapidly without redesigning the architecture of the business support system.

  . Leverage Existing Information Services Capabilities. We are expanding our existing capabilities in computer network systems integration, consulting, outsourcing and software reengineering, with particular emphasis on the conversion of legacy software systems to systems that are compatible with internet protocol networks and web browser access.

  . Attract and Motivate High Quality Employees. We have developed programs designed to attract and retain employees with the technical skills necessary to implement the business plan. The programs include our Shareworks stock purchase plan and our Outperform Stock Option program.

Competitive Advantages

    We believe that we have the following competitive advantages that, together with our strategy, will assist us in implementing the business plan:

  . Experienced Management Team. We have assembled a management team that we believe is well suited to implement the business plan. Most of our senior management has been involved in leading the development and marketing of telecommunications products and in designing, constructing and managing intercity, metropolitan and international networks.

  . A More Readily Upgradable Network Infrastructure. Our network design strategy takes advantage of recent innovations, incorporating many features that are not present in older communications networks, and provides us flexibility to take advantage of future developments and innovations. We have designed the transmission network to optimize all aspects of fiber and electronics simultaneously as a system to deliver the lowest unit cost to our customers. As fiber and transmission electronic technology changes, we expect to realize new unit cost improvements by deploying the latest fiber and transmission electronics technology in available empty or spare conduit in our multiple conduit network. We believe that the spare conduit design of our network will enable us to effect this deployment more quickly and at lower cost than other carriers.

  . Integrated End-to-End Network Platform with Significant Colocation Facilities. We believe that the integration of our local and intercity networks with our colocation facilities will expand the scope and reach of our on-net customer coverage and facilitate the uniform deployment of technological innovations as we manage our future upgrade paths.

  . Systems Integration Capabilities. We believe that our ability to offer computer outsourcing and systems integration services, particularly services relating to allowing a customer's legacy systems to be accessed with web browsers, will provide additional opportunities for selling our products and services.

    Our principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and our telephone number is (720) 888-1000.

                               The Exchange Offer

    On February 29, 2000, we privately placed $800,000,000 aggregate principal amount of our 11% senior notes due 2008, $250,000,000 aggregate principal amount of our 11 1/4% senior notes due 2010 and $675,000,000 aggregate principal amount at maturity of our 12 7/8% senior discount notes due 2010, which we refer to collectively as the original notes, in a transaction exempt from registration under the Securities Act. In connection with the private placement, we entered into a registration agreement, dated February 24, 2000, with the initial purchasers of the original notes. In the registration agreement, we agreed to register under the Securities Act an offer of our new 11% senior notes due 2008, our new 11 1/4% senior notes due 2010 and our new 12 7/8% senior discount notes due 2010, which we refer to collectively as the new notes, in exchange for the original notes. We also agreed to deliver this prospectus to holders of the original notes and complete the exchange offer within 180 days of the issuance of the original notes. In this prospectus, we refer to the original 2008 senior notes and the new 2008 senior notes together as the 2008 senior notes, the original 2010 senior notes and the new 2010 senior notes together as the 2010 senior notes, the original 2010 senior discount notes and the new 2010 senior discount notes together as the 2010 senior discount notes and the original notes and the new notes together as the notes. You should read the discussion under the heading "Description of Notes" for information regarding the notes.

The Exchange Offer........  This is an offer to exchange $1,000 in principal amount or, in the case of the 2010 senior discount notes, $1,000 in principal amount at maturity of new notes for each $1,000 in principal amount or, in the case of the 2010 senior discount notes, $1,000 in principal amount at maturity of original notes. The new notes are substantially identical to the original notes, except that:

                            (1) the new notes will be freely transferable, other than as described in this prospectus;

                            (2) will not contain any legend restricting their transfer;

                            (3) holders of the new notes will not be entitled to certain rights of the holders of the original notes under the registration agreement; and

                            (4) the new notes will not contain any provisions regarding the payment of special interest.

                            We believe that you can transfer the new notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

                            (1) acquire the new notes in the ordinary course of your business;

                            (2) are not and do not intend to become engaged in a distribution of the new notes;

                            (3)  are not an affiliate of Level 3;

                            (4) are not a broker-dealer that acquired original notes directly from Level 3; and

                            (5) are not a broker-dealer that acquired original notes as a result of market-making or other trading activities.

                            If any of these conditions is not satisfied and you transfer any new note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act.

                            Each broker-dealer that receives new notes for its own account in exchange for original notes, which it acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See "Plan of Distribution."

Registration Rights.......  Under the registration agreement, we have agreed to use our best efforts to commence the exchange offer or to use our best efforts to cause the original notes to be registered under the Securities Act so as to permit resales. If we are not in compliance with our obligations under the registration agreement, special interest will accrue on the accreted value of the notes under certain circumstances in addition to the interest that is otherwise due on the notes. If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no special interest will be payable on the principal amount or, in the case of the 2010 senior discount notes, on the accreted value of the notes. The new notes will not contain any provisions regarding the payment of special interest. See "The Exchange Offer--Special Interest."

Minimum Condition.........  The exchange offer is not conditioned on any minimum aggregate principal amount or, in the case of the 2010 senior discount notes, any minimum aggregate principal amount at maturity of original notes being tendered for exchange.

Expiration Date...........  The exchange offer will expire at 5:00 p.m., New
                            York City time, on        , 2000, unless we extend
                            it.

Exchange Date.............  Original notes will be accepted for exchange beginning on the first business day following the expiration date, upon surrender of the original notes.

Conditions to the
 Exchange Offer...........  Our obligation to complete the exchange offer is subject to various conditions. See "The Exchange Offer--Conditions to the Exchange Offer." We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur.

Withdrawal Rights.........  You may withdraw the tender of your original notes at any time before the expiration date. Any original notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering
 Original Notes...........  See "The Exchange Offer--How to Tender."

Certain United States
 Federal Income
 Tax Considerations.......  The exchange of original notes for new notes by
                            U.S. holders will not be a taxable exchange for U.S. federal income tax purposes, and U.S. holders will not recognize any taxable gain or loss as a result of the exchange.

Effect on Holders of
 Original Notes...........  If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of the original notes will have no further registration or other rights under the registration agreement, except under limited circumstances. See "The Exchange Offer--Special Interest."

                            Holders of the original notes who do not tender their original notes will continue to hold those original notes. All untendered, and tendered but unaccepted, original notes will continue to be subject to the restrictions on transfer provided for in the original notes and the indentures under which the original notes have been and the new notes are being issued. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected. See "The Exchange Offer--Other."

Use of Proceeds...........  Level 3 will not receive any proceeds from the issuance of new notes in the exchange offer.

Exchange Agent............  The Bank of New York is serving as exchange agent in connection with the exchange offer.

                                   The Notes

    The new notes are substantially identical to the original notes, except for the transfer restrictions and registration rights relating to the original notes. The new notes will evidence the same debt as the original notes and will be entitled to the benefits of the indentures. See "Description of Notes."

Issuer....................  Level 3 Communications, Inc.

Securities Offered........  $800,000,000 aggregate principal amount of 11%
                            senior notes due 2008, $250,000,000 aggregate principal amount of 11 1/4% senior notes due 2010 and $675,000,000 aggregate principal amount at maturity of 12 7/8% senior discount notes due 2010.

Maturity..................  March 15, 2008, March 15, 2010 and March 15, 2010.

Interest and Accreted       We will pay interest on the 2008 senior notes at
 Value....................  the rate of 11% per year on March 15 and September
                            15 of each year, beginning on September 15, 2000.
                            We will pay interest on the 2010 senior notes at the rate of 11 1/4% per year on March 15 and September 15 of each year, beginning on September
                            15, 2000.

                            The 2010 senior discount notes were issued at a discount to their aggregate principal amount at maturity. For a discussion of U.S. federal income tax treatment of the 2010 senior discount notes under the original issue discount rules, please refer to the section of this prospectus entitled "Certain United States Federal Income Tax Considerations." The 2010 senior discount notes will accrete at a rate of 12 7/8% per year to an aggregate principal amount of $675,000,000 by March 15, 2005. The 2010 senior discount notes will not accrue interest prior to March 15, 2005, unless we elect to accrue interest on or after March 15, 2003. Beginning on March 15, 2005, cash interest will accrue on the 2010 senior discount notes at the rate of 12 7/8% per year and will be payable semiannually on March 15 and September 15 of each year, beginning on September 15, 2005.

Ranking...................  The notes are unsecured senior obligations. The notes rank:

                            . equal with any existing and future senior debt, including without limitation the $2 billion aggregate principal amount of our 9 1/8% senior notes due 2008, the $833,815,000 aggregate principal amount at maturity of our 10 1/2% senior discount notes due 2008, the (Euro)500 million aggregate principal amount of our 10 3/4% senior notes due 2008 and the (Euro)300 million aggregate principal amount of our 11 1/4% senior notes due 2010, and

                            . senior to any existing and future subordinated debt.

                            We are a holding company, and the notes are effectively subordinated to all obligations of our subsidiaries. As of March 31, 2000, our subsidiaries had approximately $2.146 billion in aggregate indebtedness and other balance sheet liabilities, excluding intercompany liabilities, and $900 million in additional borrowings available under our senior secured credit facility. See "Description of Notes."

Sinking Fund..............  None.

Optional Redemption.......  We may not redeem the 2008 senior notes prior to maturity.

                            We may not redeem the 2010 senior notes or the 2010 senior discount notes prior to March 15, 2005. On and after March 15, 2005, we may, at our option, redeem these notes, in whole or in part, at any time prior to maturity at the redemption prices set forth under "Description of Notes--Optional Redemption," plus any accrued and unpaid interest on the redeemed notes to the redemption date.

                            In addition, at any time prior to March 15, 2003, we may redeem up to 35% of the aggregate principal amount of the 2010 senior notes and up to 35% of the aggregate principal amount at maturity of the 2010 senior discount notes with the net cash proceeds of certain private placements or underwritten public offerings of our common stock at a redemption price of 111.250% of the aggregate principal amount of the 2010 senior notes or 112.875% of the accreted value of the 2010 senior discount notes, as applicable, in each case plus any accrued and unpaid interest on the redeemed notes to the redemption date. However, at least 65% of the aggregate principal amount of the 2010 senior notes and 65% of the aggregate principal amount at maturity of the 2010 senior discount notes, as applicable, must remain outstanding immediately after any redemption. See "Description of Notes--Optional Redemption."


Change of Control ........  If an event treated as a change of control occurs, you will have the right to require us to repurchase all or a portion of your notes at a price equal to 101% of the principal amount or accreted value of the notes, as applicable, plus any accrued and unpaid interest to the purchase date. See "Description of Notes--Certain Covenants--Change of Control Triggering Event."

Covenants.................  The indentures for the notes limit our ability and the ability of our restricted subsidiaries to, among other things:

                            (1) incur debt;

                            (2) make various payments;

                            (3)  pay dividends and make other restricted
                                 payments and transfers;

                            (4)  create liens;

                            (5) enter into certain transactions, including transactions with affiliates;

                            (6)  sell assets;

                            (7) issue or sell capital stock of certain of our subsidiaries; and

                            (8)  in our case, consolidate, merge or sell
                                 substantially all of our assets.

                            Each of these limitations is subject to a number of important qualifications and exceptions. See "Description of Notes--Certain Covenants."

Absence of a Public Market
 for the Notes..............  The new notes are new issues of securities for which there is currently no established trading market. There can be no assurance as to the development of liquidity of any market for any of the notes. Level 3 does not intend to apply for listing of any of the notes on any securities exchange. See "Risk Factors--There is no public market for the new notes, so you may be unable to sell the new notes."

        Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

    Our ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated was as follows:

                                        Three Months
                                         Ended March
                                             31,           Fiscal Year Ended
                                        --------------  ------------------------
                                         2000    1999   1999 1998 1997 1996 1995
                                        ------  ------  ---- ---- ---- ---- ----
Ratio of earnings to fixed charges and
 preferred
 stock dividends.......................    --      --   --   --   5.73 3.87 --

    For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations plus fixed charges excluding capitalized interest. Fixed charges and preferred stock dividends consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor, plus, prior to September 30, 1995, preferred stock dividends on preferred stock of our former subsidiary, MFS. We had deficiencies of earnings to fixed charges and preferred stock dividends of approximately $292 million and $137 million for the three months ended March 31, 2000 and 1999, respectively, approximately $695 million for the fiscal year ended 1999, approximately $36 million for the fiscal year ended 1998 and approximately $32 million for the fiscal year ended 1995.

                                  Risk Factors

    Before tendering original notes, prospective participants in the exchange offer should carefully consider the following risks. The new notes, like the original notes, entail the following risks:

We are dependent on our new business plan that relies on internet protocol technology

    The current status of our business plan makes evaluation of its risks and rewards extremely difficult and speculative. The business plan depends upon a shift in providing communications services over internet protocol based networks instead of the traditional public-switched networks. Our strategy assumes that the technology that we and others have developed solves the problems currently associated with internet protocol based applications and will scale for full deployment, and that others will continue to develop new uses and applications for internet protocol based networks. The success of our business plan depends on other assumptions as well, such as our ability to use open, non-proprietary interfaces in our network software and hardware that allow us to buy equipment in the future from multiple vendors. We must generate substantial traffic volume at acceptable prices on our network in order to realize the anticipated operating efficiencies and cost benefits of the network.

Substantial operating losses are expected for the foreseeable future

    The development of our business plan requires significant capital expenditures. We expect to incur a large portion of these capital expenditures before we receive any significant related revenues from our business plan. Because of these capital expenditures and the related early operating expenses, we expect substantial negative operating cash flow and net losses for the foreseeable future. For the three months ended March 31, 2000, we incurred a loss from continuing operations of $271 million and for 1999, we incurred a loss from continuing operations of $487 million. We expect our operating losses for the foreseeable future to be substantially higher. We may never establish a significant customer base for our communications and information services business, and even if we do, we may continue to sustain substantial negative operating cash flow and net losses as a result of low prices or higher costs. In addition, we will incur substantially higher selling, general and administrative expenses as we develop our business plan.

    Since our business plan is a significant expansion of our communications and information services business, we believe that our historical financial results will not provide investors with a meaningful indicator of our future financial condition or results of operations.

A failure to finance our substantial capital requirements could adversely affect our business plan

    The implementation of our business plan and our ability to meet our projected growth depends on our ability to secure substantial additional financing. We estimate that the implementation of our business plan, as currently contemplated, requires between $13 and $14 billion over the 10-year period of the plan. However, the amount of additional financing we need could be higher than we currently estimate. The implementation of our business plan and our future financial results could be adversely affected if we are unsuccessful in obtaining required financing through:

  . raising debt or equity capital at the times we need on terms that we consider acceptable;

  .   generating cash flow from our operations; and

  . offering others fiber optic capacity on our network or access to our conduits.

    If we fail to obtain the required financing, we may be required to delay or abandon some of our future expansion or spending plans. Our existing level of debt and its terms may limit our ability to raise additional capital and otherwise restrict our activities. Additional equity issuances would dilute your ownership interest. In addition, if our operations do not produce positive cash flow in sufficient amounts to pay our financing obligations, our future financial results and our ability to implement our business plan will be materially and adversely affected.

Difficulties in constructing our network could increase its estimated cost and delay its scheduled completion

    The construction, operation and any upgrading of our network is a significant undertaking. Administrative, technical, operational and other problems that could arise may be more difficult to address and solve due to the significant size and complexity of the planned network. We are also dependent on timely performance by third-party suppliers and contractors. In addition, important aspects of our network, such as voice capability, will rely on technology that is in the development stage or that is largely commercially unproven. This new technology also may not be compatible with existing technology. Many of these factors and problems are beyond our control. As a result, the entire network may not be completed as planned for the cost and in the time frame that we currently estimate. We may be materially adversely affected as a result of any significant increase in the estimated cost of the network or any significant delay in its anticipated completion.

    After its initial completion, future expansions and adaptations of our network's electronic and software components may be necessary in order to respond to:

  .   a growing number of customers;

  .   increased demands by our customers to transmit larger amounts of data;

  .   changes in our customers' service requirements; and

  .   technological advances by our competitors.

    Any expansion or adaptation of our network will require substantial additional financial, operational and managerial resources. If we are unable to expand or adapt our network to respond to these developments on a timely basis and at a commercially reasonable cost, then our business will be materially adversely affected.

Our business could be materially affected by problems arising from the commercial deployment of our voice technology for internet protocol networks

    We and others have developed technology that we believe will avoid the need for customers on a private internet protocol based network to dial access codes or follow other special procedures to initiate a voice call. We began to commercially deploy this technology for long distance voice service in December 1999 and problems with it may be discovered as it continues to be deployed. Our efforts to commercially deploy this technology in a timely manner and at an acceptable cost may not be successful, and such a failure could have a material adverse effect on us. We are currently testing some features associated with local voice service such as caller ID, voicemail and call forwarding. To date, internet protocol voice telephony using the public internet has had significant problems with quality, latency, reliability and security. Until we more fully commercially deploy our voice telephony services, we cannot predict whether our plans for solving these problems will work.

    The commercial deployment of our voice telephony services also requires that we develop related business support systems. Our failure to develop these business support systems could have an adverse effect on the commercial deployment of these services.

Our business plan requires the development of effective business support systems to implement customer orders and to provide and bill for services

    Our business plan depends on our ability to develop effective business support systems. This is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. Business support systems are needed for:

  .   implementing customer orders for services;

  .   provisioning, installing and delivering these services; and

  .   monthly billing for these services.

    Since our business plan provides for rapid growth in the number and volume of products and services we offer, we need to develop these business support systems on a schedule sufficient to meet our proposed service rollout dates. In addition, we will require these business support systems to expand and adapt with our rapid growth. The failure to develop effective business support systems could have a material adverse effect on our ability to implement our business plan.

We may be unable to hire and retain sufficient qualified personnel; the loss of any of our key executive officers could adversely affect us

    We believe that our future success will depend in large part on our ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. To implement our business plan, we need to have a substantial number of additional employees. We have experienced significant competition in attracting and retaining personnel who possess the skills that we are seeking. As a result of this significant competition, we may experience a shortage of qualified personnel. Our businesses are managed by a small number of key executive officers, particularly James Q. Crowe, Chief Executive Officer, R. Douglas Bradbury, Chief Financial Officer, Kevin J. O'Hara, Chief Operating Officer and Colin V.K. Williams, Executive Vice President. The loss of any of these key executive officers could have a material adverse effect on us.

Inability to manage effectively our planned rapid expansion could adversely affect our operations

    Our business plan contemplates rapid expansion of our business for the foreseeable future. This growth will increase our operating complexity and require that we, among other things, rapidly:

  .   expand our employee base with highly skilled personnel;

  .   develop, introduce and market new products and services;

  .   integrate any acquired operations and joint ventures;

  .   secure space suitable for colocation facilities;

  .   develop financial and management controls and systems; and

  .   control expenses related to our business plan.

    The significant size and complexity of our planned network and planned rate of expansion will make it more difficult to satisfy these requirements. Our failure to satisfy any of these requirements, or otherwise manage our growth effectively, could have a material adverse effect on us.

    If we were to make strategic investments, acquisitions or joint ventures, our resources and management time could be diverted and we may be unable to integrate them successfully with our existing network and services.

We must obtain and maintain permits and rights-of-way to develop our network

    The operation of our networks requires that we obtain many local franchises and other permits. We also must obtain rights to use underground conduit and aerial pole space and other rights-of-way and fiber capacity. The process of obtaining these franchises, permits and rights is time consuming and burdensome. If we are unable, on acceptable terms and on a timely basis, to obtain and maintain the franchises, permits and rights needed to implement our business plan, the buildout of our network could be materially adversely affected. In addition, the cancellation or non-renewal of the franchises, permits or rights we do obtain, or the loss of the rights-of-way we have obtained, could materially adversely affect us.

Termination of relationships with key suppliers could cause delay and costs

    Until we complete the company-owned portion of our network, we will lease substantially all of our intercity communications capacity in North America, Europe and possibly elsewhere. As a result, we will be dependent on the providers of this capacity. In addition, we intend to lease a significant amount of capacity from local exchange carriers to connect our customers to our gateway sites. We are also dependent on third-party suppliers for substantial amounts of fiber, conduit, computers, software, switches/routers and related components that we will assemble and integrate into our network. If any of these relationships are terminated or a supplier fails to provide reliable services or equipment and we are unable to reach suitable alternative arrangements quickly, we may experience significant delays and additional costs. If that happens, we could be materially adversely affected.

Our industry is highly competitive with participants that have greater resources and existing customers

    The communications and information services industry is highly competitive. Many of our existing and potential competitors have financial, personnel, marketing and other resources significantly greater than ours. Many of these competitors have the added competitive advantage of an existing customer base. In addition, significant new competitors could arise as a result of:

  . increased consolidation and strategic alliances in the industry resulting from recent Congressional and FCC actions;

  .   allowing foreign carriers to compete in the U.S. market;

  .   further technological advances; and

  .   further deregulation and other regulatory initiatives.

If we are unable to compete successfully, our business could be materially adversely affected.

Rapid technological changes can lead to further competition

    The communications and information services industry is subject to rapid and significant changes in technology. In addition, the introduction of new products or technologies may reduce the cost or increase the supply of certain services similar to those that we plan to provide. As a result, our most significant competitors in the future may be new entrants to the communications and information services industry. These new entrants may not be burdened by an installed base of outdated equipment. Technological changes and the resulting competition on our operations could have a material adverse effect on us.

Increased industry capacity and other factors could lead to lower prices for our products and services

    AT&T, MCI WorldCom, Sprint and Qwest currently own nationwide long distance fiber optic networks. MCI WorldCom has entered into an agreement to acquire Sprint. In Europe, GTS, MCI WorldCom and Viatel currently own intercity networks. Qwest's network, as well as the intercity networks being deployed by others, including Broadwing and Williams Communications in the United States and KPNQwest, i-21 and Global Crossing in Europe, use advanced technology similar to that of our network. In addition, there are numerous local and regional networks. Increased capacity may cause significant decreases in the prices for services. Prices may also decline due to capacity increases resulting from technological advances and strategic alliances, such as long distance capacity purchasing alliances among regional Bell operating companies. These price declines may be particularly severe if recent trends causing increased demand for capacity, such as Internet usage, change. Rapid growth in the use of the Internet is a recent phenomenon, and may not continue at the same rate. Increased competition has already led to a decline in rates charged for various telecommunications services.

We are subject to significant regulation that could change in an adverse manner

    Communications services are subject to significant regulation at the federal, state, local and international levels. These regulations affect us and our existing and potential competitors. Delays in receiving required regulatory approvals, completing interconnection agreements with incumbent local exchange carriers or the enactment of new and adverse regulations or regulatory requirements may have a material adverse effect on us. In addition, future legislative, judicial, and regulatory agency actions could have a material adverse effect on us.

    Recent federal legislation provides for a significant deregulation of the U.S. telecommunications industry, including the local exchange, long distance and cable television industries. This legislation remains subject to judicial review and additional FCC rulemaking. As a result, we can not predict the legislation's effect on our future operations. Many regulatory actions are under way or are being contemplated by federal and state authorities regarding important items. These actions could have a material adverse effect on us.

Canadian law currently does not permit us to offer services in Canada

    Ownership of facilities that originate or terminate traffic in Canada is currently limited to Canadian carriers. This restriction will block our entry into the Canadian market unless appropriate arrangements can be made to address it.

Potential regulation of internet service providers could adversely affect our operations

    The FCC has to date treated internet service providers as enhanced service providers. Enhanced service providers are currently exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. The FCC is currently examining the status of internet service providers and the services they provide. If the FCC were to determine that internet service providers, or the services they provide, are subject to FCC regulation, including the payment of access charges and contribution to the universal service funds, it could have a material adverse effect on us.

    The FCC has also been considering whether local carriers are obligated to pay compensation to each other for the transport and termination of calls to internet service providers when a local call is placed from an end user of one carrier to an internet service provider served by a competing local exchange carrier. Recently, the FCC determined that it had no rule addressing inter-carrier compensation for these calls. In the absence of a federal rule, state commissions may elect not to require payment of reciprocal compensation for these calls. The FCC also released for comment alternative federal rules to govern compensation for these calls in the future. If state commissions, the FCC or the courts determine that inter-carrier compensation does not apply, carriers, including us, may be unable to recover their costs or will be compensated at a significantly lower rate and may be required to refund compensation previously paid.

Network failure or delays and errors in transmissions expose us to potential liability

    Our network will use a collection of communications equipment, software, operating protocols and proprietary applications for the high speed transportation of large quantities of data among multiple locations. Given the complexity of our proposed network, it may be possible that data will be lost or distorted. Delays in data delivery may cause significant losses to a customer using our network. Our network may also contain undetected design faults and software bugs that, despite our testing, may be discovered only after the network has been installed and is in use. The failure of any equipment or facility on the network could result in the interruption of customer service until we effect necessary repairs or install replacement equipment. Network failures, delays and errors could also result from natural disasters, power losses, security breaches and computer viruses. These failures, faults or errors could cause delays, service interruptions, expose us to customer liability or require expensive modifications that could have a material adverse effect on our business.

Intellectual property and proprietary rights of others could prevent us from using necessary technology to provide internet protocol voice services

    While we do not know of any technologies that are patented by others that we believe are necessary for us to provide internet protocol voice services, this necessary technology may in fact be patented by other parties either now or in the future. If this technology were held under patent by another person, we would have to negotiate a license for the use of that technology. We may not be able to negotiate such a license at a price that is acceptable to us. The existence of such a patent, or our inability to negotiate a license for any such technology on acceptable terms, could force us to cease using the technology and offering products and services incorporating the technology.

Our subsidiaries must make payments to us in order for us to make payments on the notes

    We are a holding company with no material assets other than the stock of our subsidiaries. Accordingly, we depend upon cash payments from our subsidiaries to meet our payment obligations, including our obligation to pay you as a holder of notes. Our subsidiaries may not generate earnings sufficient to enable us to meet our payment obligations. The senior secured credit facility imposes significant restrictions on the ability of our subsidiaries to make distributions or other payments to us. In addition, our subsidiaries may enter into debt agreements in the future that contain similar restrictions.

Because the notes are structurally subordinated to the obligations of our subsidiaries, you may not be fully repaid if we become insolvent

    Substantially all of our operating assets are held directly by our subsidiaries. Holders of any preferred stock of any of our subsidiaries and creditors of any of our subsidiaries, including trade creditors, have and will have claims relating to the assets of that subsidiary that are senior to the notes and our other outstanding debt securities. As a result, the notes and all of our other senior debt are structurally subordinated to the debts, preferred stock and other obligations of our subsidiaries. The holders of the notes have no claim to the assets of any of our subsidiaries. As of March 31, 2000, our subsidiaries had approximately $2.146 billion in aggregate indebtedness and other balance sheet liabilities, excluding intercompany liabilities, and $900 million in additional borrowings available under our senior secured credit facility.

Because the notes that you hold are unsecured, you may not be fully repaid if we become insolvent

    The new notes will not be secured by any of our assets or our subsidiaries' assets. The indentures relating to the new notes and our outstanding notes permit us to incur secured debt. Our subsidiaries' obligations under our $1.375 billion senior secured credit facility are secured by substantially all of our assets and are guaranteed by us. If we became insolvent the holders of any secured debt would receive payments from the assets used as security before you receive payments.

We have substantial existing debt and will incur substantial additional debt, so we may be unable to make payments on the notes

    As of March 31, 2000, we had approximately $7.053 billion of indebtedness, and our subsidiaries had $900 million in additional borrowings available under our senior secured credit facility. The indentures relating to the notes and each other issue of our outstanding debt securities permit us to incur substantial additional debt, and we fully expect to borrow substantial additional funds, which may include secured borrowings, in connection with implementing the business plan. A substantial level of debt makes it more difficult for us to repay you. Substantial amounts of our existing debt will, and our future debt may, mature prior to the notes.

We may be unable to generate cash flow from which to make payments on the notes

    We had deficiencies in our ratios of earnings to fixed charges and preferred stock dividends of approximately $292 million for the three months ended March 31, 2000, approximately $695 million for the fiscal year 1999 and approximately $36 million for the fiscal year 1998. We expect to incur substantial net operating losses for the foreseeable future. We may not become profitable or sustain profitability in the future. Accordingly, we may not have sufficient funds to make payments on the notes.

Future additional debt that we incur in implementing our business plan may have a negative effect on our financial flexibility and stability

    Our business plan will require us and our subsidiaries to incur substantial amounts of additional indebtedness in the future. The extent to which we incur additional debt, and the restrictive and financial covenants that we will be subject to, will have important consequences to the holders of the notes. These include the following:

  . a potential impairment of our ability to obtain additional financing for the business plan, including financing necessary to fund the substantial net losses incurred in connection with the business plan;

  . the requirement that a substantial portion of our cash flow from operations must be dedicated to the payment of debt service, thus reducing the funds available for the business plan; and

  . potential limits on our ability to adjust rapidly to changing market conditions and vulnerability in the event of a downturn in general economic conditions or in the communications and information services business.

If we experience a change in control, we may be unable to purchase the notes you hold as required under the applicable indenture

    Upon the occurrence of certain change of control events, we must make an offer to purchase all outstanding notes at a purchase price equal to 101% of the principal amount or the accreted value, as applicable, of the notes, plus accrued and unpaid interest, if any. We may not have sufficient funds to pay the purchase price for all notes tendered by holders seeking to accept the offer to purchase. In addition, the indentures relating to the notes and each issue of our outstanding and proposed notes, the senior secured credit facility and our other debt agreements may require us to repurchase the other debt upon a change in control or may prohibit us from purchasing any notes before their stated maturity, including upon a change of control. Our failure to purchase all validly tendered notes would result in an event of default under the applicable indenture. See "Description of Notes--Certain Covenants--Change of Control Triggering Event."

Our senior secured credit facility may prohibit us from making payment on the notes

    Our senior secured credit facility generally does not permit us or our subsidiaries to make payments on any outstanding indebtedness other than regularly scheduled interest and principal payments as and when due. As a result, our senior secured credit facility would prohibit us from making any payment on the notes in the event that the notes are accelerated or tendered for repurchase upon a change in control. Any such failure to make payments on the notes would cause us to default under our indentures, which in turn is likely to be a default under the senior secured credit facility and other outstanding and future indebtedness.

There is no public market for the notes, so you may be unable to sell the notes

    The notes are new securities for which there is currently no market. Consequently, the notes may be relatively illiquid, and you may be unable to sell your notes. We do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes in any automated quotation system.

The original issue discount will be included in your gross income for U.S. federal income tax purposes before you receive any cash payments on the 2010 senior discount notes

    Cash interest on the 2010 senior discount notes generally will not be payable prior to September 15, 2005. However, because the 2010 senior discount notes will be issued at a substantial discount to their stated principal amount at maturity, holders of 2010 senior discount notes will be required to include original issue discount in gross income for U.S. federal income tax purposes in advance of receiving cash payments on the 2010 senior discount notes. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the material U.S. federal income tax consequences applicable to holders of the 2010 senior discount notes.

If a bankruptcy petition were filed by or against us, you may receive a lesser amount for a claim relating to the 2010 senior discount notes than you would be entitled to under the indenture for the 2010 senior discount notes, and you may realize taxable gain or loss upon payment of your claim

    If a bankruptcy petition were filed by or against Level 3 under the U.S. Bankruptcy Code after the issuance of the 2010 senior discount notes, the claim of a holder of 2010 senior discount notes with respect to the accreted value of such notes may be limited to an amount equal to the sum of:

     (1)  the initial offering price for the 2010 senior discount notes;
          and

     (2) that portion of the original issue discount that is not deemed to constitute "unmatured interest" within the meaning of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the 2010 senior discount notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture for the 2010 senior discount notes, even if sufficient funds are available. In addition, to the extent that the U.S. Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of 2010 senior discount notes may realize taxable gain or loss upon payment of that holder's claim in bankruptcy.

Original issue discount relating to the 2010 senior discount notes may not be deductible by us until paid

    Depending upon the actual yield to maturity of the 2010 senior discount notes, they may constitute applicable high yield debt obligations, or AHYDOs, for federal income tax purposes. If they are, we may not deduct any original issue discount, or OID, that accrues on the 2010 senior discount notes until we actually pay it. Also, it is possible that a portion of the OID will never be deductible by us.

PKS Systems Integration LLC may have liability from its Year 2000 customer projects

    PKS Information Services, Inc. derived a substantial portion of its revenue from projects that its subsidiary, PKS Systems Integration LLC, or PKSSI, conducted involving Year 2000 assessment and renovation services. These activities of PKSSI expose us to potential risks that may include problems with services provided by PKSSI to its customers and the potential for claims arising under PKSSI's customer contracts. PKSSI's attempts to contractually limit its exposure to liability for Year 2000 compliance issues may not be effective.

Foreign currency exchange rate fluctuations or repatriation could result in losses

    Our international expansion will cause our results of operations and the value of our assets to be affected by the exchange rates between the U.S. dollar and the currencies of the additional countries in which we have operations and assets. In some of these countries, prices of our products and services will be denominated in a currency other than the U.S. dollar. As a result, we may experience economic losses solely as a result of foreign currency exchange rate fluctuations, including a foreign currency's devaluation against the U.S. dollar. We may also in the future acquire interests in companies that operate in countries where the removal or conversion of currency is restricted. In addition, similar restrictions could be imposed in countries where we conduct business after we begin our operations.

Environmental liabilities from our historical operations could be material

    Our operations and properties are subject to a wide variety of laws and regulations relating to environmental protection, human health and safety. These laws and regulations include those concerning the use and management of hazardous and non-hazardous substances and wastes. We have made and will continue to have to make significant expenditures relating to our environmental compliance obligations. We may not at all times be in compliance with all these requirements.

    In connection with certain historical operations, we are a party to, or otherwise involved in, legal proceedings under state and federal law involving investigation and remediation activities at approximately 110 contaminated properties. We could be held liable, jointly and severally, and without regard to our own fault, for such investigation and remediation. The discovery of additional environmental liabilities related to our historical operations or changes in existing environmental requirements could have a material adverse effect on us.

Significant future declines in cash flow from coal operations

    Approximately 40% of our net revenues for 1999 were attributable to our coal mining operations. The level of cash flows generated in recent periods by our coal operations will not continue after the year 2000. These cash flow levels will decrease because the delivery requirements under our current long-term contracts decline significantly after that date. Moreover, without those contracts, our coal mining operations would not be able to operate profitably by selling their production on the spot markets. A substantial majority of our coal mining revenues are provided by three customer contracts.

Potential liabilities and claims arising from our coal operations could be significant

    Our coal operations are subject to extensive laws and regulations that impose stringent operational, maintenance, financial assurance, environmental compliance, reclamation, restoration and closure requirements. These requirements include those governing air and water emissions, waste disposal, worker health and safety, benefits for current and retired coal miners, and other general permitting and licensing requirements. We may not at all times be in compliance with all of these requirements. Liabilities or claims associated with this non-compliance could require us to incur material costs or suspend production. Mine reclamation costs that exceed our reserves for these matters also could require us to incur material costs.

                Information Regarding Forward-Looking Statements

    This prospectus contains or incorporates by reference forward-looking statements. These forward-looking statements include, among others, statements concerning:

  . the business plan, its advantages and our strategy for implementing the business plan;

  . anticipated growth of the communications and information services industry;

  . plans to devote significant management time and capital resources to our business;

  . expectations as to our future revenues, margins, expenses and capital requirements;

  . anticipated dates on which we will begin providing certain services or reach specific milestones in the business plan; and

  . other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

    You should be aware that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory, environmental, industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent us from achieving our stated goals include, but are not limited to, our failure to:

  . achieve and sustain profitability based on the creation and implementation of our advanced, international, facilities based communications network based on internet protocol technology;

  .   overcome significant early operating losses;

  .   produce sufficient capital to fund the business plan;

  . develop financial and management controls, as well as additional controls of operating expenses as well as other costs;

  .   attract and retain qualified management and other personnel;

  . install on a timely basis the switches/routers, fiber optic cable and associated electronics required for successful implementation of the business plan;

  . successfully complete commercial testing of our softswitch technology for voice and fax transmission services;

  .   negotiate new and maintain existing peering agreements; and

  . develop and implement effective business support systems for processing customer orders and provisioning.

    For a discussion of certain of these factors, see "Risk Factors."

                                Use of Proceeds

    Level 3 will not receive any proceeds from the issuance of the new notes in the exchange offer. The new notes will evidence the same debt as the original notes surrendered in exchange for the new notes. Accordingly, the issuance of the new notes will not result in any change in the indebtedness of Level 3.

    The net proceeds to Level 3 of the placement of the original notes were approximately $1,374,466,000, after deducting expenses. Our net proceeds from that placement are being used for working capital, capital expenditures, acquisitions and other general corporate purposes in connection with the implementation of our business plan.

    Pending this utilization, we are investing the net proceeds in short-term investments.

                                 Capitalization

    The following table sets forth the consolidated capitalization of Level 3 as of March 31, 2000.

                                                              March 31, 2000
                                                           ---------------------
                                                           (dollars in millions)
Cash and marketable securities............................        $ 7,680
                                                                  =======
Total long-term debt, less current portion................          7,047
Total stockholders' equity................................          5,571
                                                                  -------
Total capitalization......................................        $12,618
                                                                  =======

                               The Exchange Offer

Purpose of the Exchange Offer

    On February 29, 2000, Level 3 privately placed the original notes in a transaction exempt from registration under the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred in the U.S. unless so registered or unless an exemption from the Securities Act registration requirements is available. In the registration agreement, Level 3 has agreed with the initial purchasers of the original notes to, at our own cost:

  (1) file a registration statement with the SEC relating to the exchange offer within 90 days after February 29, 2000;

  (2) use our best effort to cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after February 29, 2000; and

  (3) upon effectiveness of the exchange offer registration statement, offer new notes in exchange for surrender of original notes.

In addition, Level 3 has agreed to keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the original notes. The new notes are being offered under this prospectus to satisfy these obligations of Level 3 under the registration agreement.

Terms of the Exchange

    Upon the terms and subject to the conditions contained in this prospectus and in the letters of transmittal that accompany this prospectus, Level 3 is offering to exchange $1,000 in principal amount or, in the case of the 2010 senior discount notes, $1,000 in principal amount at maturity of new notes for each $1,000 in principal amount or, in the case of the 2010 senior discount notes, $1,000 in principal amount at maturity of original notes. The terms of the new notes are substantially identical to the terms of the original notes for which they may be exchanged in the exchange offer, except that:

  (1) the new notes will be freely transferable, other than as described in this prospectus;

  (2) will not contain any legend restricting their transfer;

  (3) holders of the new notes will not be entitled to certain rights of the holders of the original notes under the registration agreement, which rights will terminate on completion of the exchange offer; and

  (4) the new notes will not contain any provisions regarding the payment of special interest.

The new notes will evidence the same debt as the original notes and will be entitled to the benefits of the indentures. See "Description of Notes."

    The exchange offer is not conditioned on any minimum aggregate principal amount or, in the case of the 2010 senior discount notes, any minimum aggregate principal amount at maturity of original notes being tendered for exchange.

    Based on interpretations by the SEC's staff in no-action letters issued to other parties, Level 3 believes that holders of new notes issued in the exchange offer may transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if the holders:

  (1) acquired the new notes in the ordinary course of the holders' business;

  (2) are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes;

  (3) are not affiliates of Level 3 within the meaning of Rule 405 under the Securities Act;

  (4) are not broker-dealers who acquired original notes directly from Level 3; and

  (5) are not broker-dealers who acquired original notes as a result of market-making or other trading activities.

See "Plan of Distribution."

    Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. Each of the letters of transmittal that accompany this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for original notes where those new notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. Level 3 has agreed that, starting on the date of this prospectus and ending on the close of business on the day that is 180 days following the date of this prospectus, it will make this prospectus available to any broker-dealer for use in connection with any resale of this kind.

    Tendering holders of original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to the exchange of original notes for new notes in the exchange offer.

Shelf Registration Statement

    If:

  (1) applicable interpretations of the staff of the SEC do not permit Level 3 to effect an exchange offer,

  (2) for any other reason the exchange offer registration statement is not declared effective within 150 days after February 29, 2000 or the exchange offer is not completed within 180 days after February 29, 2000,

  (3) the initial purchasers so request for original notes not eligible to be exchanged for new notes in the exchange offer, or

  (4) any holder of original notes, other than an initial purchaser, is not eligible to participate in the exchange offer or does not receive freely tradable new notes in the exchange offer other than by reason of the holder being an affiliate of Level 3,

Level 3 will, at its cost:

  (1) as promptly as practicable, file a shelf registration statement covering resales of the original notes or the new notes, as the case may be,

  (2) use its best efforts to cause the shelf registration statement to be declared effective under the Securities Act, and

  (3) use its best efforts to keep the shelf registration statement effective until two years after its effective date.

    For purposes of determining whether Level 3 is obligated to file a shelf registration statement, the requirement that a participating broker-dealer deliver this prospectus in connection with sales of new notes will not result in those new notes being deemed not freely tradable.

    If Level 3 files a shelf registration statement, it will, among other things:

  (1) provide to each holder for whom the shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement;

  (2) notify each of those holders when the shelf registration statement has become effective; and

  (3) take other actions as are required to permit unrestricted resales of the original notes or the new notes, as the case may be.

A holder selling original notes or new notes under the shelf registration statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers. Consequently, the holder will be subject to the civil liability provisions under the Securities Act in connection with those sales and will be bound by any applicable provisions of the registration agreement, including specified indemnification obligations.

Special Interest

    Special interest will accrue on the principal amount or accreted value, as applicable, on the original notes and the new notes, in addition to the stated interest on the original notes and the new notes, from and including the date on which a registration default occurs to but excluding the date on which all registration defaults have been cured.

    The occurrence of any of the following is a registration default:

  (1) neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC on or before the 90th day following February 29, 2000,

  (2) neither the exchange offer registration statement nor the shelf registration statement has been declared effective on or before the 150th day following February 29, 2000,

  (3) neither the exchange offer has been completed nor the shelf registration statement has been declared effective on or before the 180th day following February 29, 2000, or

  (4) after either the exchange offer registration statement or the shelf registration statement has been declared effective, that registration statement ceases to be effective or usable, subject to certain exceptions, in connection with resales of original notes or new notes in accordance with and during the periods specified in the registration agreement.

    Special interest will accrue at a rate of 0.50% per annum on the principal amount or accreted value, as applicable, during the 90-day period after the occurrence of the registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period. In no event will the rate exceed 1.00% per annum on the principal amount or accreted value, as applicable. If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no special interest will be payable.

    The summary of the provisions of the registration agreement contained in this prospectus does not purport to be complete. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration agreement, a copy of which is an exhibit to the registration statement of which this prospectus is a part.

Expiration Date; Extensions; Termination; Amendments

    The expiration date of the exchange offer is 5:00 p.m., New York City time,
on        , 2000, unless Level 3 in its sole discretion extends the period during which the exchange offer is open. In that case, the expiration date will be the latest time and date to which the exchange offer is extended. Level 3 reserves the right to extend the exchange offer at any time and from time to time before the expiration date by giving written notice to the exchange agent, The Bank of New York and by timely public announcement. Unless otherwise required by applicable law or regulation, the public announcement will be made by a release to the Dow Jones News Service. During any extension of the exchange offer, all original notes previously tendered in the exchange offer will remain subject to the exchange offer.

    The initial exchange date will be the first business day following the expiration date. Level 3 expressly reserves the right to:

  (1) terminate the exchange offer and not accept for exchange any original notes for any reason, including if any of the events described below under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by Level 3; and

  (2) amend the terms of the exchange offer in any manner.

    If any termination or amendment occurs, Level 3 will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the original notes as promptly as practicable. Unless Level 3 terminates the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, Level 3 will exchange the new notes for the original notes on the exchange date.

    If:

  (1) Level 3 waives any material condition to the exchange offer or amends the exchange offer in any other material respect; and,

  (2) at the time that notice of this waiver or amendment is first published, sent or given to holders of original notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the fifth business day from, and including, the date that the notice is first so published, sent or given, then the exchange offer will be extended until that fifth business day.

    This prospectus and the letters of transmittal and other relevant materials will be mailed by Level 3 to record holders of original notes. In addition, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

How to Tender

    The tender to Level 3 of original notes according to one of the procedures described below will constitute an agreement between that holder of original notes and Level 3 in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    General Procedures. A holder of an original note may tender them by:

  (1) properly completing and signing the applicable letter of transmittal or a facsimile of the letter of transmittal and delivering them, together with the certificate or certificates representing the original notes being tendered and any required signature guarantees, or a timely confirmation of a book-entry transfer according to the procedure described below, to the exchange agent at its address set forth below under "-- Exchange Agent" on or before the expiration date; or

  (2) complying with the guaranteed delivery procedures described below.

All references in this prospectus to a letter of transmittal include a facsimile of the letter of transmittal.

    If tendered original notes are registered in the name of the signer of the applicable letter of transmittal and the new notes to be issued in exchange for accepted original notes are to be issued, and any untendered original notes are to be reissued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to Level 3. They must also be duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the new notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, an eligible guarantor institution must guarantee the signature on the applicable letter of transmittal.

    Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact the holder promptly and instruct it to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender the original notes itself, the beneficial owner must either make appropriate arrangements to register ownership of the original notes in its name or follow the procedures described in the immediately preceding paragraph. The beneficial owner must make these arrangements or follow these procedures before completing and executing the applicable letter of transmittal and delivering the original notes. The transfer of record ownership may take considerable time.

    Book-Entry Transfer. The exchange agent will make a request to establish an account for the original notes at the book-entry transfer facility, The Depository Trust Company, or DTC, for purposes of the exchange offer within two business days after receipt of this prospectus. Subject to the establishment of the account, any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer the original notes into the exchange agent's account at the book-entry transfer facility in accordance with the facility's procedures. However, although delivery of original notes may be effected through book-entry transfer, the applicable letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "--Exchange Agent" on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

    The method of delivery of original notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that the holder use registered mail, return receipt requested, obtain proper insurance, and make the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

    Unless an exemption applies under the applicable law and regulations concerning backup withholding of federal income tax, the exchange agent will be required to withhold 31% of the gross proceeds otherwise payable to a holder in the exchange offer if the holder does not provide the holder's taxpayer identification number and certify that the number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding. This will not be required, however, if an applicable exemption exists and is proved in a manner satisfactory to Level 3 and the exchange agent.

    Guaranteed Delivery Procedures. If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or original notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received at its office listed under "--Exchange Agent" below on or before the expiration date a letter, telegram or facsimile transmission from an eligible guarantor institution that:

  (1) sets forth the name and address of the tendering holder, the names in which the original notes are registered and, if possible, the certificate numbers of the original notes to be tendered; and

  (2) states that the tender is being made thereby; and

  (3) guarantees that within three New York Stock Exchange trading days after the date of execution of the letter, telegram or facsimile transmission by the eligible guarantor institution, the original notes, in proper form for transfer, will be delivered by the eligible guarantor institution together with a properly completed and duly executed letter of transmittal and any other required documents.

Unless original notes being tendered by the above-described method or a timely confirmation of a book-entry transfer are deposited with the exchange agent within the time period described above, accompanied or preceded by a properly completed letter of transmittal and any other required documents, Level 3 may reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible guarantor institutions for the purposes described in this paragraph are being delivered with this prospectus and the letters of transmittal.

    A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal accompanied by the original notes or a timely confirmation of a book-entry transfer is received by the exchange agent. Issuances of new notes in exchange for original notes tendered by an eligible guarantor institution as described above will be made only against deposit of the applicable letter of transmittal and any other required documents and the tendered original notes or a timely confirmation of a book-entry transfer.

    All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of original notes will be determined by Level 3. Level 3's determination will be final and binding. Level 3 reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to Level 3, be unlawful. Level 3 also reserves the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of Level 3, the exchange agent or any other person will incur any liability for failure to give notification of any defects or irregularities in tenders. Level 3's interpretation of the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, will be final and binding.

Terms and Conditions of the Letters of Transmittal

    Each letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

    The party tendering original notes for exchange, or the transferor, exchanges, assigns and transfers the original notes to Level 3 and irrevocably constitutes and appoints the exchange agent as its agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The transferor represents and warrants that:

  (1) it has full power and authority to tender, exchange, assign and transfer the original notes and to acquire new notes issuable upon the exchange of the tendered original notes; and

  (2) when the same are accepted for exchange, Level 3 will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

The transferor also warrants that it will, upon request, execute and deliver any additional documents Level 3 deems necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The transferor further agrees that acceptance of any tendered original notes by Level 3 and the issuance of new notes in exchange shall constitute performance in full by Level 3 of its obligations under the registration agreement and that Level 3 shall have no further obligations or liabilities under the registration agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

    By tendering original notes, the transferor certifies that:

  (1) it is not an affiliate of Level 3 within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns original notes acquired directly from Level 3 or an affiliate of Level 3, that it is acquiring the new notes offered hereby in the ordinary course of its business and that it has no arrangement with any person to participate in the distribution of the new notes; or

  (2) it is an affiliate, as so defined, of Level 3 or of the initial purchasers, and that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

    Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Withdrawal Rights

    Original notes tendered in the exchange offer may be withdrawn at any time before the expiration date.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth below under "-- Exchange Agent." Any notice of withdrawal must:

  (1) specify the person named in the applicable letter of transmittal as having tendered original notes to be withdrawn;

  (2) specify the certificate numbers of original notes to be withdrawn;

  (3) specify the principal amount of original notes to be withdrawn, which must be an authorized denomination;

  (4) state that the holder is withdrawing its election to have those original notes exchanged;

  (5) state the name of the registered holder of those original notes; and

  (6) be signed by the holder in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to Level 3 that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn.

The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by Level 3, and this determination will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of New Notes

    Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the new notes will be made on the exchange date. For the purposes of the exchange offer, Level 3 shall be deemed to have accepted for exchange validly tendered original notes when, as and if Level 3 has given written notice of acceptance to the exchange agent.

    The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving new notes from Level 3 and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of new notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange will be returned without expense to the tendering holders. Or, in the case of original notes tendered by book-entry transfer, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility promptly following the expiration date. If Level 3 terminates the exchange offer before the expiration date, these non-exchanged original notes will be credited to the exchange agent's account promptly after the exchange offer is terminated.

Conditions to the Exchange Offer

    Despite any other provision of the exchange offer or any extension of the exchange offer, Level 3 will not be required to issue new notes for any properly tendered original notes not previously accepted. Level 3 may terminate the exchange offer by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service or, at its option, modify or otherwise amend the exchange offer, if:

  (1) any action or proceeding is threatened, instituted or pending before, or any injunction, order or decree is issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

     (A) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer,

     (B) assessing or seeking any damages as a result of the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or

     (C) resulting in a material delay in the ability of Level 3 to accept for exchange or exchange some or all of the original notes in the exchange offer;

  (2) any statute, rule, regulation, order or injunction is sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action is taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of Level 3 might result in any of the consequences referred to in clauses (1)(A) or (B) above or, in the sole judgment of Level 3, might result in the holders of new notes having obligations relating to resales and transfers of new notes which are greater than those described in the interpretations of the SEC referred to in "--Terms of the Exchange" above, or would otherwise make it inadvisable to proceed with the exchange offer; or

  (3) a material adverse change has occurred in the business, condition (financial or otherwise), operations, or prospects of Level 3.

The conditions described above are for the sole benefit of Level 3. Level 3 may assert these conditions regarding all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by Level 3, giving rise to the condition. Level 3 may waive these conditions in whole or in part at any time or from time to time in its sole discretion. The failure by Level 3 at any time to exercise any of the rights described above will not be deemed a waiver of any of those rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, Level 3 has reserved the right, despite the satisfaction of each of the conditions described above, to terminate or amend the exchange offer.

    Any determination by Level 3 concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

    In addition, Level 3 will not accept for exchange any original notes tendered and no new notes will be issued in exchange for any original notes, if at that time any stop order is threatened or in effect relating to:

  (1) the registration statement of which this prospectus constitutes a part; or

  (2) the qualification of any of the indentures under the Trust Indenture
      Act.

Exchange Agent

    The Bank of New York has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth below.

    By Registered or Certified Mail:      By Overnight Courier or By Hand:
    The Bank of New York                  The Bank of New York
    101 Barclay Street, 7E                101 Barclay Street
    New York, NY 10286                    Corporate Trust Services Window
    Attention: Enrique Lopez              Ground Level
                                          New York, New York 10286
                                          Attention: Enrique Lopez

                                 By Facsimile:
                                 (212) 815-6339
                      Confirm by Telephone: (212) 815-2742

    Delivery to an address other than as set forth in this prospectus, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

    Level 3 has not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. However, Level 3 will pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with its services. Level 3 will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by Level 3 and are estimated at approximately $600,000.

Appraisal Rights

    Holders of original notes will not have dissenters' rights or appraisal rights in connection with the exchange offer.

United States Federal Income Tax Consequences

    The exchange of original notes for new notes by U.S. holders will not be a taxable exchange for U.S. federal income tax purposes, and U.S. holders will not recognize any taxable gain or loss or any interest income as a result of the exchange.

Other

    Participation in the exchange offer is voluntary, and holders should carefully consider whether to accept the terms and conditions of this offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    As a result of the making of this exchange offer, and upon acceptance for exchange of all validly tendered original notes according to the terms of this exchange offer, Level 3 will have fulfilled a covenant contained in the terms of the original notes and the registration agreement. Holders of the original notes who do not tender their certificates in the exchange offer will continue to hold those certificates and will be entitled to all the rights, and limitations applicable to the original notes under the indentures, except for any rights under the registration agreement which by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of Notes."

    All untendered original notes will continue to be subject to the restrictions on transfer set forth in the indentures. In general, the original notes may not be reoffered, resold or otherwise transferred in the U.S. unless registered under the Securities Act or unless an exemption from the Securities Act registration requirements is available. Except under certain limited circumstances, we do not intend to register the original notes under the Securities Act.

    In addition, any holder of original notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities. If so, that holder will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected.

    Level 3 may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. Level 3 has no present plan to acquire any original notes that are not tendered in the exchange offer.

                  Description of Other Indebtedness of Level 3

    The following is a description of Level 3's material outstanding indebtedness. The following summaries of the senior secured credit facility and Level 3's outstanding notes are qualified in their entirety by reference to the credit agreement and the indentures to which each issue of notes relates. Copies of these agreements are available on request to Level 3.

Senior Secured Credit Facility

    On September 30, 1999, Level 3 and certain Level 3 subsidiaries entered into a $1.375 billion senior secured credit facility underwritten by a syndicate of banks and other financial institutions led by Chase Securities, Inc., as sole manager and lead arranger, Goldman Sachs Credit Partners L.P., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as co-syndication agents, and The Chase Manhattan Bank, as administrative agent. These institutions are all affiliated with our lead underwriters for, or our initial purchasers in, our offerings of common stock, 6% convertible notes, the original notes and the original 2008 euro notes and 2010 euro notes, which were completed on February 29, 2000. The senior secured credit facility, which was amended on November 24, 1999, consists of a $450 million tranche A term loan facility, a $275 million tranche B term loan facility and a $650 million revolving credit facility. As of March 31, 2000, we had $475 million outstanding under the senior secured credit facility.

    All obligations under the revolving credit facility are secured by substantially all the assets of Level 3 and, subject to certain exceptions, its wholly owned domestic subsidiaries (other than the borrower under the term loan facilities). These assets also secure a portion of the term loan facilities in an amount equal to $100 million plus, with certain exceptions, the undrawn amount of the revolving credit facility. Additionally, all obligations under the term loan facilities are secured by the equipment that is purchased, in whole or in part, with the proceeds of the term loan facilities and the lease rentals derived from the lease of such equipment to the Company's operating subsidiaries. Level 3 and, subject to certain exceptions, all its domestic subsidiaries (other than the borrower under the term loan facilities) have guaranteed all obligations under the revolving credit facility. Level 3 and, subject to certain exceptions, all its domestic subsidiaries have guaranteed all obligations under the term loan facilities.

    The revolving credit facility and the tranche A term loan facility mature on September 30, 2007, and the tranche B term loan facility matures on January 15, 2008.

    Amounts drawn under the revolving credit facility and the term loans bear interest, at the option of the Company, at an alternate base rate or the London Interbank Offered Rate (LIBOR) plus, in each case, applicable margins based upon, in the case of the revolving credit facility and the tranche A term loan facility, the ratings established by Moody's and S&P for the highest rated senior unsecured long-term debt of Level 3. The applicable margins for the revolving credit facility and the tranche A term loan facility range from 50 to 175 basis points over the alternate base rate and from 150 to 275 basis points over LIBOR and are fixed for the tranche B term loan facility at 250 basis points over the alternate base rate and 350 basis points over LIBOR.

    Beginning on March 31, 2004, the revolving credit facility provides for automatic and permanent quarterly reductions of the amount available for borrowing under that facility, commencing at $17.25 million per quarter and increasing to approximately $61 million per quarter. The tranche A term loan facility amortizes in consecutive quarterly payments beginning on March 31, 2004, commencing at $9 million per quarter and increasing to $58.5 million per quarter. The tranche B term loan facility amortizes with substantially all of the scheduled payments due in equal amounts from March 31, 2007 to January 15, 2008.

    The credit agreement requires that indebtedness outstanding under the term loan facilities be paid with all of the net proceeds with respect to certain asset sales and, beginning December 31, 2003, with 50% of excess cash flow for each fiscal year.

    The credit agreement contains customary negative covenants restricting and limiting the ability of Level 3, the borrowers and any other restricted subsidiary to engage in certain activities, including but not limited to:

  (1) limitations on indebtedness and the incurrence of liens;

  (2) restrictions on sale leaseback transactions, consolidations, mergers, sale of assets, transactions with affiliates and investments; and

  (3) restrictions on issuance of preferred stock, dividends and distributions on capital stock, and other similar distributions, including distributions to Level 3 by its subsidiaries.

    The credit agreement also requires Level 3 and the borrowers to comply with specific financial and operational tests and maintain financial ratios, including a:

  (1)  minimum intercity route miles completed test;

  (2)  minimum markets with fiber networks test;

  (3)  minimum telecom revenue test;

  (4)  maximum total debt to contributed capital ratio;

  (5)  maximum total debt to total telecommunications revenue ratio;

  (6) maximum senior secured debt to gross property, plant and equipment ratio; and

  (7)  beginning December 31, 2004, maximum total debt to EBITDA.

    The credit agreement generally does not permit Level 3 or its subsidiaries to make payments on any outstanding indebtedness, which includes the original notes and the new notes, other than regularly scheduled interest and principal payments as and when due.

    The senior secured credit facility contains customary events of default, including an event of default upon certain changes of control of Level 3 and certain defaults under other indebtedness having an outstanding principal amount exceeding $25 million.

9 1/8% Senior Notes due 2008

    On April 28, 1998, Level 3 issued $2 billion aggregate principal amount of 9 1/8% senior notes due 2008 under an indenture between Level 3 and The Bank of New York, as successor trustee to IBJ Whitehall Bank & Trust Company. The 9 1/8% senior notes are senior unsecured obligations of Level 3. They rank equally in right of payment with Level 3's 10 1/2% senior discount notes, euro-denominated 10 3/4% senior notes due 2008 and 11 1/4% senior notes due 2010 and all other existing and future senior unsecured indebtedness of Level 3, including the notes being exchanged in this offering. The notes bear interest at a rate of 9 1/8% per annum, payable semiannually in arrears on May 1 and November 1.

    Level 3 may redeem the 9 1/8% senior notes, in whole or in part, at any time on or after May 1, 2003. If a redemption occurs before May 1, 2006, Level 3 will pay a premium on the principal amount of the 9 1/8% senior notes redeemed. This premium decreases annually from approximately 4.5% for a redemption during the twelve month period beginning on May 1, 2003 to approximately 1.5% for a redemption during the twelve month period beginning on May 1, 2005.

    In addition, at any time prior to May 1, 2001, Level 3 may redeem up to 35% of the original aggregate principal amount of the 9 1/8% senior notes with the net proceeds of specified public or private offerings of its common stock at a redemption price equal to 109.125% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any. At least 65% of the aggregate principal amount of 9 1/8% senior notes must remain outstanding after such a redemption.

    If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

    The indenture relating to the 9 1/8% senior notes places restrictions on the ability of Level 3 and its restricted subsidiaries to:

  (1)  incur additional indebtedness;

  (2)  pay dividends or make other restricted payments and transfers;

  (3)  create liens;

  (4)  sell assets;

  (5)  issue or sell capital stock of some of its subsidiaries;

  (6)  enter into transactions, including transactions with affiliates; and

  (7) in the case of Level 3, consolidate, merge or sell substantially all of Level 3's assets.

    The holders of the 9 1/8% senior notes may force Level 3 to immediately repay the principal on the 9 1/8% senior notes, including interest to the acceleration date, if certain defaults exist under other indebtedness having an outstanding principal amount of at least $25 million.

10 1/2% Senior Discount Notes due 2008

    On December 2, 1998, Level 3 issued $833.815 million aggregate principal amount at maturity of 10 1/2% senior discount notes due 2008 under an indenture between Level 3 and The Bank of New York, as successor trustee to IBJ Whitehall Bank & Trust Company. The 10 1/2% senior discount notes are senior unsecured obligations of Level 3. They rank equally in right of payment with the 9 1/8% senior notes, our euro-denominated 10 3/4% senior notes due 2008 and 11 1/4% senior notes due 2010 and all other existing and future senior unsecured indebtedness of Level 3, including the notes being exchanged in this offering.

    The issue price of the 10 1/2% senior discount notes was approximately 60% of the principal amount at maturity. The notes accrete at a rate of 10 1/2% per year, compounded semiannually, to 100% of their principal amount by December 1, 2003. Cash interest will not begin to accrue on the 10 1/2% senior discount notes until December 1, 2003, unless Level 3 elects to commence the accrual on or after December 1, 2001. Beginning on December 1, 2003, cash interest will accrue at a rate of 10 1/2% and will be payable semiannually on June 1 and December 1, beginning June 1, 2004.

    Level 3 may redeem the 10 1/2% senior discount notes, in whole or in part, at any time on or after December 1, 2003. If a redemption occurs before December 1, 2006, Level 3 will pay a premium on the accreted value of the 10 1/2% senior discount notes redeemed. This premium decreases annually from approximately 5.25% for a redemption during the twelve month period beginning on December 1, 2003 to approximately 1.75% for a redemption during the twelve month period beginning on December 1, 2005.

    In addition, at any time prior to December 1, 2001, Level 3 may redeem up to 35% of the original aggregate principal amount at maturity of the 10 1/2% senior discount notes with the net proceeds of specified public or private offerings of its common stock at a redemption price equal to 110.5% of the accreted value of the notes redeemed, plus accrued and unpaid interest, if any. At least 65% of the aggregate principal amount at maturity of the 10 1/2% senior discount notes must remain outstanding after such a redemption.

    If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding notes at a purchase price of 101% of the accreted value, plus accrued and unpaid interest, if any.

    The indenture relating to the 10 1/2% senior discount notes places certain restrictions on the actions of Level 3 and its restricted subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% senior notes. The indenture also contains a provision relating to the acceleration of the 10 1/2% senior discount notes that is substantially similar to that contained in the indenture relating to the 9 1/8% senior notes.

6% Convertible Subordinated Notes

    On September 20, 1999, Level 3 issued $823 million aggregate principal amount of 6% convertible subordinated notes due 2009 under an indenture between Level 3 and The Bank of New York, as successor trustee to IBJ Whitehall Bank & Trust Company. The 6% convertible notes are unsecured, subordinated obligations of Level 3.

    The 6% convertible notes are convertible into shares of common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or unless Level 3 has caused the conversion rights to expire. The 6% convertible notes may be converted at the initial rate of 15.3401 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $65.19 per share.

    On or after September 15, 2002, Level 3 may cause the conversion rights of the holders of 6% convertible notes to expire at any time prior to the maturity date of the notes. Level 3 may exercise this option only if for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period, the current market price of common stock exceeds 140% of the prevailing conversion price then in effect.

    If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any. Level 3 will pay the repurchase price in cash or, at Level 3's option but subject to the satisfaction of certain conditions, in shares of common stock.

    In the event of a bankruptcy, liquidation or reorganization of Level 3, an acceleration of the 6% convertible notes due to an event of default under the indenture, and certain other events, the payment of the principal of, premium, if any, and interest on the 6% convertible notes will be subordinated in right of payment to the prior full and final payment in cash of all senior debt of Level 3.

    The indenture also contains a provision relating to the acceleration of the 6% convertible notes that is substantially similar to that contained in the indenture relating to the 9 1/8% senior notes.

Euro-Denominated Senior Notes

 2008 Euro Notes

    On February 29, 2000, Level 3 issued (Euro)500 million aggregate principal amount of 10 3/4% senior notes due 2008 under an indenture between Level 3 and The Bank of New York, as trustee. The 2008 euro notes are senior unsecured obligations of Level 3. They rank equally in right of payment with Level 3's other senior notes and senior discount notes and all other existing and future senior unsecured indebtedness of Level 3. The notes bear interest at a rate of 10 3/4% per annum, payable semiannually in arrears on March 15 and September
15. Concurrently with this exchange offer, Level 3 is offering to exchange all of its outstanding 2008 euro notes for 2008 euro notes that are registered under the Securities Act.

    The 2008 euro notes are not redeemable at the option of the Company prior to maturity.

    If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

    The indenture relating to the 2008 euro notes places certain restrictions on the actions of Level 3 and its restricted subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% senior notes. The indenture also contains a provision relating to the acceleration of the 2008 euro notes that is substantially similar to that contained in the indenture relating to the 9 1/8% senior notes.

 2010 Euro Notes

    On February 29, 2000, Level 3 issued (Euro)300 million aggregate principal amount of 11 1/4% senior notes due 2010 under an indenture between Level 3 and The Bank of New York, as trustee. The 2010 euro notes will be senior unsecured obligations of Level 3. They rank equally in right of payment with Level 3's other senior notes and senior discount notes and all other existing and future senior unsecured indebtedness of Level 3. The notes bear interest at a rate of 11 1/4% per annum, payable semiannually in arrears on March 15 and September 15. Concurrently with this exchange offer, Level 3 is offering to exchange all of its outstanding 2010 euro notes for 2010 euro notes that are registered under the Securities Act.

    Level 3 may redeem the 2010 euro notes, in whole or in part, at any time on or after March 15, 2005. If a redemption occurs before March 15, 2008, Level 3 will pay a premium on the principal amount of the 2010 euro notes redeemed. This premium decreases annually from approximately 5.625% for a redemption during the twelve month period beginning on March 15, 2005 to approximately 1.875% for a redemption during the twelve month period beginning on March 15, 2007.

    In addition, at any time prior to March 15, 2003, Level 3 may redeem up to 35% of the original aggregate principal amount of the 2010 euro notes with the net proceeds of specified public or private offerings of its common stock at a redemption price equal to 111.25% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any. At least 65% of the aggregate principal amount of the 2010 euro notes must remain outstanding after such a redemption.

    If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

    The indenture relating to the 2010 euro notes places certain restrictions on the actions of Level 3 and its restricted subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% senior notes. The indenture also contains a provision relating to the acceleration of the 2010 euro notes that is substantially similar to that contained in the indenture relating to the 9 1/8% senior notes.

2010 Convertible Subordinated Notes

    On February 29, 2000 Level 3 issued $862.5 million aggregate principal amount of 6% convertible subordinated notes due 2010 under an indenture between Level 3 and The Bank of New York, as trustee. The 2010 convertible notes are unsecured, subordinated obligations of Level 3.

    The 2010 convertible notes are convertible into shares of common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed, or unless Level 3 has caused the conversion rights to expire. The 2010 convertible notes may be converted at the initial rate of
7.416 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $134.84 per share.

    Prior to March 18, 2003, Level 3 may redeem the 2010 convertible notes, in whole or in part, at the redemption prices set forth in the indenture relating to the 2010 convertible notes plus any accrued interest to the date of repurchase, if the current market price of Level 3's common stock equals or exceeds certain triggering levels. Level 3 will make a make-whole payment with respect to notes converted into common stock between the date the notes are called for redemption and the redemption date. On or after March 18, 2003, Level 3 may cause the rights of the holders of the 2010 convertible notes to expire at any time prior to the maturity date of the notes. Level 3 may exercise this option to cause the conversion rights to expire only if for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period, the current market price of common stock exceeds 140% of the prevailing conversion price then in effect.

    If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any. Level 3 will pay the repurchase price in cash or, at Level 3's option but subject to the satisfaction of certain conditions, in shares of common stock.

    In the event of a bankruptcy, liquidation or reorganization of Level 3, an acceleration of the 2010 convertible notes due to an event of default under the indenture relating to the 2010 convertible notes, and certain other events, the payment of the principal of, premium, if any, and interest on the 2010 convertible notes will be subordinated in right of payment to the prior full and final payment in cash of all senior debt of Level 3.

    The indenture relating to the 2010 convertible notes also contains a provision relating to the acceleration of the 2010 convertible notes that is substantially similar to that contained in the indenture relating to the 9 1/8% senior notes.

                              Description of Notes

General

    For purposes of this "Description of Notes," the words "Level 3," "we," "us" and "our" refer only to Level 3 Communications, Inc. and do not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

    The new 2008 senior notes, 2010 senior notes and 2010 senior discount notes, like the original 2008 senior notes, 2010 senior notes and 2010 senior discount notes, will be issued under three separate indentures, dated as of February 29, 2000, between Level 3 and The Bank of New York, as trustee. The 2008 senior notes, the 2010 senior notes and the 2010 senior discount notes are each a separate series of debt securities, and as such will vote separately on matters under the indentures. Since many provisions of the indentures are identical, they are described together below, but the provisions of each indenture apply only to the notes outstanding thereunder. The original notes and the new notes issued under each indenture will be considered collectively to be a single class for all purposes under that indenture, including waivers, amendments, redemptions and Offers to Purchase. For purposes of this "Description of Notes," all references in this prospectus to the notes shall be deemed to refer collectively to the original notes and the new notes.

    The indentures are governed by the Trust Indenture Act of 1939. The terms of the notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act. We urge you to read the indentures because they, and not this description, define your rights as a holder of the notes. The indentures have been filed as an exhibit to the registration statement of which this prospectus is a part.

    Because this section is a summary, it does not describe every aspect of the notes. This summary is subject to and qualified in its entirety by reference to the Trust Indenture Act and to all the provisions of the indentures, including definitions of some terms used in the indentures. For example, in this summary, we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms under " -- Definitions. " Whenever we refer to particular defined terms of the indenture in this prospectus, these defined terms are incorporated by reference in this prospectus.

    We will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

Principal, Maturity and Interest

    The 2008 senior notes will mature on March 15, 2008. The 2010 senior notes will mature on March 15, 2010. The 2010 senior discount notes will mature on March 15, 2010. The notes are limited to $800,000,000 aggregate principal amount of 2008 senior notes, $250,000,000 aggregate principal amount of 2010 senior notes and $675,000,000 aggregate principal amount at maturity of 2010 senior discount notes.

    Interest on the 2008 Senior Notes will accrue at a rate of 11% per annum and will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2000. Interest on the 2010 senior notes will accrue at a rate of 11 1/4% per annum and will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2000. We will pay interest to those persons who were holders of record on the March 1 or September 1 immediately preceding each interest payment date. Interest on the 2008 senior notes and the 2010 senior notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    The original 2010 senior discount notes were issued at a discount to their aggregate principal amount to generate gross proceeds to us of approximately $359,829,000. The principal on the 2010 senior discount notes will accrete in value at a rate of approximately 12 7/8% per annum, compounded semi-annually, to an aggregate principal amount of $675,000,000 by March 15, 2005. Except as described under "The Exchange Offer--Special Interest," cash interest will not accrue on the 2010 senior discount notes prior to March 15, 2005. However, Level 3 may elect, upon not less than 60 days prior notice, to commence the accrual of cash interest on all outstanding 2010 senior discount notes on or after March 15, 2003. In that case, the outstanding principal amount at maturity of each 2010 senior discount note will on the commencement date be reduced to the Accreted Value of that 2010 senior discount note as of that date and cash interest shall be payable on that 2010 senior discount note on each March 15 and September 15 after that date.

    Except as otherwise described in the paragraph above, interest on the 2010 senior discount notes will accrue at the rate of 12 7/8% per annum and will be payable in cash semi-annually on March 15 and September 15 of each year, beginning on September 15, 2005, to those persons who were holders of record on the preceding March 1 or September 1 immediately preceding each interest payment date. Interest on the 2010 senior discount notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from March 15, 2005. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    We will be obligated to pay special interest on the original notes in the circumstances described under "The Exchange Offer--Special Interest." If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no special interest will be payable. The new notes will not contain any provisions regarding the payment of special interest.

Ranking

    The notes will be:

  .  senior unsecured obligations of Level 3;

  . equal in ranking, or pari passu, with all our existing and future senior debt; and

  .  senior in right of payment to all our future subordinated debt.

    We only have a stockholder's claim on the assets of our subsidiaries, including Level 3 Communications LLC, our principal communications company. This stockholder's claim is junior to the claims that creditors of our subsidiaries have against those subsidiaries. Holders of the notes will only be creditors of Level 3, and not of our subsidiaries. Our subsidiaries will have no direct obligation to pay the notes or to guarantee the notes. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

    As of March 31, 2000, our subsidiaries had:

  . approximately $2.146 in aggregate indebtedness and other balance sheet liabilities, excluding intercompany liabilities, and $900 million in additional borrowings available under the Credit Agreement.

    Our subsidiaries have other liabilities, including contingent liabilities, that may be significant. Although the indentures contain limitations on the amount of additional Debt that we and the Restricted Subsidiaries may Incur, the amounts of this Debt could be substantial. In addition, this Debt may be Debt of our subsidiaries, in which case this Debt would be effectively senior in right of payment to the Notes. See "--Certain Covenants--Limitation on Consolidated Debt."

    The notes are obligations exclusively of Level 3. Substantially all of our operations are conducted through subsidiaries. Therefore, our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. The payment of dividends and the making of loans and advances to us by our subsidiaries are subject to various restrictions. Future debt of certain of the subsidiaries may prohibit the payment of dividends or the making of loans or advances to us. In addition, the ability of our subsidiaries to make payments, loans or advances to us is limited by the laws of the relevant jurisdictions in which our subsidiaries are organized or located. In certain circumstances, the prior or subsequent approval of payments, loans or advances by subsidiaries to us is required from applicable regulatory bodies or other governmental entities.

    The notes are unsecured obligations of Level 3. Secured Debt of Level 3 will be effectively senior to the notes to the extent of the value of the assets securing this Debt.

    As of March 31, 2000, the outstanding secured Debt of Level 3 was as follows:

      . $475 million of indebtedness outstanding under the Credit Agreement.

    See "Risk Factors--Our subsidiaries must make payments to us in order for us to make payments on the notes," "--We have substantial existing debt and will incur substantial additional debt, so we may be unable to make payments on the notes" and "Description of Other Indebtedness of Level 3."

    In addition, our Credit Agreement generally does not permit us or our subsidiaries to make payments on any outstanding indebtedness other than regularly scheduled interest and principal payments as and when due. As a result, our Credit Agreement would prohibit us from making any payments on the notes in the event that the notes are accelerated or tendered for purchase upon a Change of Control. Any such failure to make payments on the notes would cause us to default under the indentures, which in turn is likely to be a default under the Credit Agreement and other outstanding and future indebtedness. See "Risk Factors--Our senior secured credit facility may prohibit us from making payment on the notes."

Optional Redemption

    The 2008 senior notes are not redeemable at the option of Level 3 prior to maturity.

    Except as set forth below, the 2010 senior notes and the 2010 senior discount notes will not be redeemable at our option prior to March 15, 2005. Starting on that date, we may redeem all or any portion of the 2010 senior notes or the 2010 senior discount notes, at once or over time, after giving the required notice under the applicable indenture.

    The 2010 senior notes and the 2010 senior discount notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date. However, the holders of record on the relevant record date have the right to receive interest due on the relevant interest payment date. The following prices are for 2010 senior notes and 2010 senior discount notes redeemed during the 12-month period commencing on March 15 of the years set forth below, and are expressed as percentages of principal amount or Accreted Value, as applicable.

                               2010 Senior Notes

                                                                      Redemption
Year                                                                    Price
----                                                                  ----------
2005.................................................................  105.625%
2006.................................................................  103.750%
2007.................................................................  101.875%
2008 and thereafter..................................................  100.000%

                           2010 Senior Discount Notes

                                                                      Redemption
Year                                                                    Price
----                                                                  ----------
2005.................................................................  106.438%
2006.................................................................  104.292%
2007.................................................................  102.146%
2008 and thereafter..................................................  100.000%

    Any notice to holders of 2010 senior notes or 2010 senior discount notes of such a redemption must include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers' Certificate delivered to the trustee no later than two business days prior to the redemption date.

    In addition, at any time and from time to time, prior to March 15, 2003, we may redeem up to a maximum of 35% of, in the case of the 2010 senior notes, the original aggregate principal amount or, in the case of the 2010 senior discount notes, the aggregate principal amount at maturity, at a redemption price equal to, in the case of the 2010 senior notes, 111.250% of the principal amount thereof, and in the case of the 2010 senior discount notes, 112.875% of the Accreted Value thereof, in each case plus accrued and unpaid interest thereon, if any, to the redemption date with the proceeds of one or more private placements to Persons other than Affiliates of Level 3 or underwritten public offerings of Common Stock of Level 3 resulting in gross proceeds of at least $100 million in the aggregate. However, holders of record on the relevant record date have the right to receive interest due on the relevant interest payment date. In addition, after giving effect to any such redemption of the 2010 senior notes, at least 65% of the original aggregate principal amount of the 2010 senior notes must remain outstanding, and after giving effect to any such redemption of the 2010 senior discount notes, at least 65% of the aggregate principal amount at maturity of the 2010 senior discount notes must remain outstanding. Any such redemption must be made within 90 days of the applicable private placement or public offering upon not less than 30 nor more than 60 days' prior notice.

Mandatory Redemption

    Except as described under "--Certain Covenants--Change of Control Triggering Event" and "--Limitation on Asset Dispositions," Level 3 is not required to make mandatory redemption payments or sinking fund payments relating to the notes.

Certain Covenants

    Each indenture contains covenants that limit the ability of Level 3 and its restricted subsidiaries to, among other things:

  (1)  incur debt;

  (2)  make various payments;

  (3)  pay dividends and make other restricted payments and transfers;

  (4)  create liens;

  (5) enter into certain transactions, including transactions with affiliates;

  (6)  sell assets;

  (7)  issue or sell capital stock of certain of its subsidiaries; and

  (8) in the case of Level 3, consolidate, merge or sell substantially all of Level 3's assets.

In addition, if a Change of Control occurs, Level 3 must within 30 days make an offer to repurchase all outstanding notes at a price equal to 101% of the principal amount or Accreted Value, as applicable, of the notes, plus accrued and unpaid interest, if any, to the purchase date. The above limitations are restrictive covenants. Restrictive covenants are promises that we make to you about how we will run our business or about business actions that we promise not to take. All of the covenants are subject to a number of important qualifications and exceptions. A more detailed description of the restrictive covenants follows below.

    Limitation on Consolidated Debt. (a) Level 3 may not, and may not permit any Restricted Subsidiary to, directly or indirectly, Incur any Debt, unless, after giving pro forma effect to such Incurrence and the receipt and application of the net proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

  (1) the ratio of

     (A) the aggregate consolidated principal amount (or, in the case of Debt issued at a discount, the Accreted Value) of Debt of Level 3 and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred or repaid since such balance sheet date and the receipt and application of the net proceeds thereof, to

     (B) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, would be less than 5.0 to 1.0; or

  (2) Level 3's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to:

     (X) the Incurrence of such Debt and any other Debt Incurred or repaid since such balance sheet date,

     (Y) the issuance of any Capital Stock (other than Disqualified Stock) of Level 3 since such balance sheet date, including the issuance of any Capital Stock to be issued concurrently with the Incurrence of such Debt, and

     (Z) the receipt and application of the net proceeds of such Debt or Capital Stock, as the case may be, is less than 2.25 to 1.0.

    (b) Notwithstanding the foregoing limitation, Level 3 or any Restricted Subsidiary may Incur any and all of the following (each of which shall be given independent effect):

  (1) Debt under the notes, such indenture or any Restricted Subsidiary
      Guarantee;

  (2) Debt under Credit Facilities in an aggregate principal amount outstanding or available (together with all refinancing Debt outstanding or available pursuant to clause (8) below in respect of Debt previously Incurred pursuant to this clause (2)) at any one time not to exceed the greater of:

     (X) $750 million, which amount shall be permanently reduced by the amount of Net Available Proceeds used to repay Debt under the Credit Facilities, and not reinvested in Telecommunications/IS Assets or used to purchase notes or repay other Debt, pursuant to and as permitted by the covenant described under "--Limitation on Asset Dispositions," and

     (Y) 85% of the Eligible Receivables;

  (3) Purchase Money Debt, provided that the amount of such Purchase Money Debt does not exceed 100% of the cost of the construction, installation, acquisition, lease, development or improvement of the applicable Telecommunications/IS Assets;

  (4) Subordinated Debt of Level 3; provided, however, that the aggregate principal amount or, in the case of Debt issued at a discount, the Accreted Value, of such Debt, together with any other outstanding Debt Incurred pursuant to this clause (4), shall not exceed $500 million at any one time (which amount shall be permanently reduced by the amount of Net Available Proceeds used to repay Subordinated Debt of Level 3, and not reinvested in Telecommunications/IS Assets or used to purchase notes or repay other Debt, pursuant to and as permitted by the covenant described under "--Limitation on Asset Dispositions"), except to the extent such Debt in excess of $500 million:

     (A) is subordinated to all other Debt of Level 3 other than Debt Incurred pursuant to this clause (4) in excess of such $500 million limitation,

     (B) does not provide for the payment of cash interest on such Debt prior to the Stated Maturity of the notes, and

     (C)(1) does not provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by Level 3, including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default thereunder, in each case on or prior to the Stated Maturity of the notes, and

            (2) does not permit redemption or other retirement (including pursuant to an offer to purchase made by Level 3 but excluding through conversion into Capital Stock of Level 3, other than Disqualified Stock, without any payment by Level 3 or its Restricted Subsidiaries to the holders thereof other than in respect of fractional shares) of such Debt at the option of the holder thereof on or prior to the Stated Maturity of the notes;

  (5)  Debt outstanding on the Measurement Date;

  (6) Debt owed by Level 3 to any Restricted Subsidiary of Level 3 or Debt owed by a Restricted Subsidiary of Level 3 to Level 3 or a Restricted Subsidiary of Level 3; provided, however, that:

     (X) upon the transfer, conveyance or other disposition by such Restricted Subsidiary or Level 3 of any Debt so permitted to a Person other than Level 3 or another Restricted Subsidiary of Level 3, or

     (Y) if for any reason such Restricted Subsidiary ceases to be a Restricted Subsidiary, the provisions of this clause (6) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred by the issuer thereof at the time of such transfer, conveyance or other disposition or when such Restricted Subsidiary ceases to be a Restricted Subsidiary;

  (7)  Debt Incurred by a Person prior to the time:

     (A)  such Person became a Restricted Subsidiary,

     (B) such Person merges into or consolidates with a Restricted
         Subsidiary, or

     (C) another Restricted Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Debt was not Incurred in anticipation of such transaction and was outstanding prior to such transaction;

  (8) Debt Incurred to renew, extend, refinance, defease, repay, prepay, repurchase, redeem, retire, exchange or refund (each, a refinancing) Debt Incurred pursuant to clause (1), (2), (3), (5), (7) or (12) of this paragraph (b) or this clause (8), in an aggregate principal amount (or if issued at a discount, the then-Accreted Value) not to exceed the aggregate principal amount (or if issued at a discount, the then-Accreted Value) of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the board of directors of Level 3 as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of Level 3 Incurred in connection with such refinancing; provided, however, that:

     (A) the refinancing Debt shall not be senior in right of payment to the Debt that is being refinanced, and

     (B) in the case of any refinancing of Debt Incurred pursuant to clause
         (1), (5), (7) or (12) or, if such Debt previously refinanced Debt Incurred pursuant to any such clause, this clause (8), the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued,

            (X) does not provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by Level 3 (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced, and

            (Y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by Level 3) of such Debt at the option of the holder thereof prior to the time the same are required by the terms of the Debt being refinanced,

            other than, in the case of clause (X) or (Y), any such payment, redemption or other retirement (including pursuant to an offer to purchase made by Level 3) which is conditioned upon a change of control pursuant to provisions substantially similar to those described under "--Change of Control Triggering Event;"

  (9) Debt:

     (A) in respect of performance, surety or appeal bonds, Guarantees, letters of credit or reimbursement obligations Incurred or provided in the ordinary course of business securing the performance of contractual, franchise, lease, self-insurance or license obligations and not in connection with the Incurrence of Debt, or

     (B) in respect of customary agreements providing for indemnification, adjustment of purchase price after closing, or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any such obligations of Level 3 or any of its Restricted Subsidiaries pursuant to such agreements, Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Level 3 (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of Level 3 for the purpose of financing such acquisition) and in an aggregate principal amount not to exceed the gross proceeds actually received by Level 3 or any Restricted Subsidiary in connection with such disposition;

  (10) Debt consisting of Permitted Interest Rate or Currency Protection Agreements;

  (11) Debt not otherwise permitted to be Incurred pursuant to clauses (1) through (10) above or clause (12) below, which, together with any other outstanding Debt Incurred pursuant to this clause (11), has an aggregate principal amount not in excess of $50 million at any time outstanding; and

  (12) the notes, Issue Date Purchase Money Debt and Debt under the Existing Notes, the New Convertible Notes, the Euro Notes and the related indentures and any restricted subsidiary guarantees issued in accordance with such related indentures.

    Notwithstanding any other provision of this "--Limitation on Consolidated Debt" covenant, the maximum amount of Debt that Level 3 or a Restricted Subsidiary may Incur pursuant to this "--Limitation on Consolidated Debt" covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

    For purposes of determining any particular amount of Debt under this "-- Limitation on Consolidated Debt" covenant,

  (1) Guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included, and

  (2) any Liens granted for the benefit of the notes pursuant to the provisions referred to in the "--Limitation on Liens" covenant described below shall not be treated as Debt. For purposes of determining any particular amount of Debt under this "--Limitation on Consolidated Debt" covenant, if any such Debt denominated in a different currency is subject to a currency agreement that constitutes a Permitted Interest Rate or Currency Protection Agreement with respect to U.S. dollars covering all principal of, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in U.S. dollars will be as provided in such currency agreement. For purposes of determining compliance with this "--Limitation on Consolidated Debt" covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, Level 3, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

    Limitation on Debt of Restricted Subsidiaries. Level 3 may not permit any Restricted Subsidiary that is not a Guarantor to Incur any Debt except any and all of the following (each of which shall be given independent effect):

  (1) Restricted Subsidiary Guarantees;

  (2) Debt outstanding on the Measurement Date;

  (3) Debt of Restricted Subsidiaries under Credit Facilities permitted to be Incurred pursuant to clause (2) of paragraph (b) of "--Limitation on Consolidated Debt;"

  (4) Purchase Money Debt of Restricted Subsidiaries permitted to be Incurred pursuant to clause (3) of paragraph (b) of "--Limitation on Consolidated Debt;"

  (5) Debt owed by a Restricted Subsidiary to Level 3 or a Restricted Subsidiary of Level 3 permitted to be Incurred pursuant to clause (6) of paragraph (b) of "--Limitation on Consolidated Debt;"

  (6) Debt of Restricted Subsidiaries consisting of Permitted Interest Rate or Currency Protection Agreements permitted to be Incurred pursuant to clause (10) of paragraph (b) of "--Limitation on Consolidated Debt;"

  (7) Debt of Restricted Subsidiaries permitted to be Incurred under clause
      (7) of paragraph (b) of "--Limitation on Consolidated Debt" or Issue Date Purchase Money Debt permitted to be Incurred under clause (12) of paragraph (b) of "--Limitation on Consolidated Debt;"

  (8) Debt of Restricted Subsidiaries permitted to be Incurred under clause
      (9) or (11) of paragraph (b) of "--Limitation on Consolidated Debt;"
      and

  (9) Debt which is Incurred to refinance any Debt of a Restricted Subsidiary permitted to be Incurred pursuant to clauses (1), (2), (3),
      (4) and (7) of this paragraph or this clause (9), in an aggregate principal amount (or if issued at a discount, the then-Accreted Value) not to exceed the aggregate principal amount (or if issued at a discount, the then-Accreted Value) of the Debt so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the board of directors of Level 3 as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of Level 3 and the applicable Restricted Subsidiary Incurred in connection therewith;

      provided, however, that, in the case of any refinancing of Debt Incurred pursuant to clause (1), (2) or (7) or, if such Debt previously refinanced Debt Incurred pursuant to any such clause, this clause (9), the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is Incurred,

     (X) does not provide for payments of principal at the stated maturity of such Debt or by way of a sinking fund applicable to such Debt or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt by Level 3 or any Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced, and

     (Y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by Level 3 or a Restricted
         Subsidiary) of such Debt at the option of the holder thereof prior to the stated maturity of the Debt being refinanced,

      other than, in the case of clause (X) or (Y), any such payment, redemption or other retirement (including pursuant to an offer to purchase made by Level 3 or a Restricted Subsidiary) which is conditioned upon the change of control of Level 3 pursuant to provisions substantially similar to those contained in such indenture described under "--Change of Control Triggering Event."

    Notwithstanding any other provision of this "--Limitation on Debt of Restricted Subsidiaries" covenant, the maximum amount of Debt that a Restricted Subsidiary may Incur pursuant to this "--Limitation on Debt of Restricted Subsidiaries" covenant shall not be deemed to be exceeded due solely as the result of fluctuations in the exchange rates of currencies.

    For purposes of determining any particular amount of Debt under this "-- Limitation on Debt of Restricted Subsidiaries" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "--Limitation on Debt of Restricted Subsidiaries" covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, Level 3, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

    Limitation on Restricted Payments. (a) Level 3 may not, and may not permit any Restricted Subsidiary to:

  (1) directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof, excluding any dividends or distributions which are made solely to Level 3 or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other stockholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Level 3 or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividends or distributions payable solely in shares of Capital Stock of Level 3 (other than Disqualified Stock) or in options, warrants or other rights to acquire Capital Stock of Level 3 (other than Disqualified Stock);

  (2) purchase, redeem, or otherwise retire or acquire for value:

     (X) any Capital Stock of Level 3 or any Restricted Subsidiary of Level
         3, or

     (Y) any options, warrants or rights to purchase or acquire shares of Capital Stock of Level 3 or any Restricted Subsidiary or any securities convertible or exchangeable into shares of Capital Stock of Level 3 or any Restricted Subsidiary,

      except, in any such case, any such purchase, redemption or retirement or acquisition for value:

     (A) paid to Level 3 or a Restricted Subsidiary (or, in the case of any such purchase, redemption or other retirement or acquisition for value with respect to a Restricted Subsidiary that is not a Wholly Owned Subsidiary, to the other stockholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Level 3 or a Restricted Subsidiary of payments of greater value than it would receive on a pro rata basis), or

     (B) paid solely in shares of Capital Stock (other than Disqualified Stock) of Level 3;

  (3) make any Investment (other than an Investment in Level 3 or a Restricted Subsidiary or a Permitted Investment) in any Person, including the Designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or the Revocation of any such Designation, according to the covenant described under "--Limitation on Designations of Unrestricted Subsidiaries;"

  (4) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of Level 3 which is subordinate in right of payment to the notes (other than any redemption, defeasance, repurchase, retirement or other acquisition or retirement for value made in anticipation of satisfying a scheduled maturity, repayment or sinking fund obligation due within one year thereof); and

  (5) issue, transfer, convey, sell or otherwise dispose of Capital Stock of any Restricted Subsidiary to a Person other than Level 3 or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such Restricted Payment shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by Level 3 and the other Restricted Subsidiaries

(each of clauses (1) through (5) above being a Restricted Payment) if:

  (A) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or

  (B) upon giving effect to such Restricted Payment, Level 3 could not Incur at least $1.00 of additional Debt pursuant to the terms of the indentures described in paragraph (a) of "--Limitation on Consolidated Debt" above, or

  (C) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Measurement Date, including Restricted Payments made pursuant to clause (a) or (b) of the proviso at the end of this sentence, and Permitted Investments made on or after the Measurement Date pursuant to clause (9) or (10) of the definition thereof (the amount of any such Restricted Payment or Permitted Investment, if made other than in cash, to be based upon Fair Market Value) exceeds the sum of:

     (X) 50% of cumulative Consolidated Net Income (or, in the case that Consolidated Net Income shall be negative, 100% of such negative amount) since the end of the last full fiscal quarter prior to the Measurement Date through the last day of the last full fiscal quarter ending at least 45 days prior to the date of such Restricted Payment, plus

     (Y) in the case of any Revocation made after the Measurement Date, an amount equal to the lesser of the portion (proportionate to Level 3's equity interest in the Subsidiary to which such Revocation relates) of the Fair Market Value of the net assets of such Subsidiary at the time of Revocation and the amount of Investments previously made (and treated as a Restricted Payment) by Level 3 or any Restricted Subsidiary in such Subsidiary;

     provided, however, that Level 3 or a Restricted Subsidiary of Level 3 may, without regard to the limitations in clause (C) but subject to clauses (A) and (B), make:

     (a) Restricted Payments in an aggregate amount not to exceed the sum of $50 million and the aggregate net cash proceeds received after the Measurement Date

            (i) as capital contributions to Level 3, from the issuance (other than to a Subsidiary or an employee stock ownership plan or trust established by Level 3 or any such Subsidiary for the benefit of their employees) of Capital Stock (other than Disqualified Stock) of Level 3, and

            (ii) from the issuance or sale of Debt of Level 3 or any
                 Restricted Subsidiary (other than to a Subsidiary, Level 3 or an employee stock ownership plan or trust established by Level 3 or any such Subsidiary for the benefit of their employees) that after the Measurement Date has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of Level 3, and

     (b) Investments in Persons engaged in the Telecommunications/IS Business in an aggregate amount not to exceed the after-tax gain on the sale, after the Measurement Date, of Special Assets to the extent sold for cash, Cash Equivalents, Telecommunications/IS Assets or the assumption of Debt of Level 3 or any Restricted Subsidiary (other than Debt that is subordinated to the notes or any applicable Restricted Subsidiary Guarantee) and release of Level 3 and all Restricted Subsidiaries from all liability on the Debt assumed.

     The aggregate net cash proceeds referred to in the immediately preceding clauses (a)(i) and (a)(ii) shall not be utilized to make Restricted Payments pursuant to such clauses to the extent such proceeds have been utilized to make Permitted Investments under clause
     (9) of the definition of "Permitted Investments."

    (b) Notwithstanding the foregoing limitation:

  (1) Level 3 may pay any dividend on Capital Stock of any class of Level 3 within 60 days after the declaration thereof if, on the date when the dividend was declared, Level 3 could have paid such dividend in accordance with the foregoing provisions; provided, however, that at the time of such payment of such dividend, no other Event of Default shall have occurred and be continuing (or result therefrom);

  (2) Level 3 may repurchase any shares of its Common Stock or options to acquire its Common Stock from Persons who were formerly directors, officers or employees of Level 3 or any of its Subsidiaries or other Affiliates in an amount not to exceed $3 million in any 12-month period;

  (3) Level 3 and any Restricted Subsidiary may refinance any Debt otherwise permitted by clause (8) of paragraph (b) under "--Limitation on Consolidated Debt" above or clause (9) under "--Limitation on Debt of Restricted Subsidiaries" above;

  (4) Level 3 and any Restricted Subsidiary may retire or repurchase any Capital Stock of Level 3 or of any Restricted Subsidiary or any Subordinated Debt of Level 3 in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Level 3 or an employee stock ownership plan or trust established by Level 3 or any such Subsidiary for the benefit of their employees) of, Capital Stock (other than Disqualified Stock) of Level 3, provided that the proceeds from any such exchange or sale of Capital Stock shall be excluded from any calculation pursuant to clause (a)(i) in the proviso at the end of paragraph (a) above or pursuant to clause
      (B) of the definition of "Invested Capital"; and

  (5) Level 3 may pay cash dividends in any amount not in excess of $50 million in any 12-month period in respect of Preferred Stock of Level 3 (other than Disqualified Stock).

The Restricted Payments described in the foregoing clauses (1), (2) and (5) shall be included in the calculation of Restricted Payments; the Restricted Payments described in clauses (3) and (4) shall be excluded in the calculation of Restricted Payments.

    Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Level 3 may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary:

  (1) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by Level 3 or any other Restricted Subsidiary or pay any Debt or other obligation owed to Level 3 or any other Restricted Subsidiary;

  (2) to make loans or advances to Level 3 or any other Restricted
      Subsidiary; or

  (3) to transfer any of its Property to Level 3 or any other Restricted Subsidiary;

    (b) Notwithstanding the foregoing limitation, Level 3 may, and may permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist:

  (1) any encumbrance or restriction pursuant to any agreement in effect on the Measurement Date;

  (2) any customary (as conclusively determined in good faith by the Chief Financial Officer of Level 3) encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Debt contained in any Credit Facilities or Purchase Money Debt,

     (A) provided that such encumbrances and restrictions permit the distribution of funds to Level 3 in an amount sufficient for Level 3 to make the timely payment of interest, premium (if any) and principal (whether at stated maturity, by way of a sinking fund applicable thereto, by way of any mandatory redemption, defeasance, retirement or repurchase thereof, including upon the occurrence of designated events or circumstances or by virtue of acceleration upon an event of default, or by way of redemption or retirement at the option of the holder of the Debt, including pursuant to offers to purchase) according to the terms of such indenture and the notes and other Debt that is solely an obligation of Level 3, but

     (B) provided further that such agreement may nevertheless contain customary (as so determined) net worth, leverage, invested capital and other financial covenants, customary (as so determined) covenants regarding the merger of or sale of all or any substantial part of the assets of Level 3 or any Restricted Subsidiary, customary (as so determined) restrictions on transactions with affiliates and customary (as so determined) subordination provisions governing Debt owed to Level 3 or any Restricted Subsidiary;

  (3) any encumbrance or restriction pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired;

  (4) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Debt Incurred pursuant to an agreement referred to in clause (1), (2) or (3) of this paragraph (b), provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive (as so determined) in any material respect than the provisions contained in the agreement the subject thereof;

  (5) in the case of clause (3) of paragraph (a) above, any encumbrance or restriction contained in any security agreement (including a Capital Lease Obligation) securing Debt of Level 3 or a Restricted Subsidiary otherwise permitted under such indenture, but only to the extent such restrictions restrict the transfer of the Property subject to such security agreement;

  (6) in the case of clause (3) of paragraph (a) above, customary provisions:

     (A) that restrict the subletting, assignment or transfer of any Property that is a lease, license, conveyance or similar contract,

     (B) contained in asset sale or other asset disposition agreements limiting the transfer of the Property being sold or disposed of pending the closing of such sale or disposition, or

     (C) arising or agreed to in the ordinary course of business, not relating to any Debt,

     and that do not, individually or in the aggregate, detract from the value of Property of Level 3 or any Restricted Subsidiary in any manner material to Level 3 or any Restricted Subsidiary;

  (7) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or Property of such Restricted Subsidiary, provided that the consummation of such transaction would not result in a Default or an Event of Default, that such restriction terminates if such transaction is abandoned and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into; and

  (8) any encumbrance or restriction pursuant to such indenture and the notes.

    Limitation on Liens. Level 3 may not, and may not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Lien on or with respect to any Property now owned or acquired after the Measurement Date to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the notes equally and ratably with such Debt as to such Property for so long as such Debt will be so secured or in the event such Debt is Debt of Level 3 or a Guarantor which is subordinate in right of payment to the notes or the applicable Restricted Subsidiary Guarantee, prior to such Debt as to such Property for so long as such Debt will be so secured.

    The foregoing restrictions shall not apply to:

  (1) Liens existing on the Measurement Date and securing Debt outstanding on the Measurement Date or Incurred on or after the Measurement Date pursuant to any Credit Facility to secure Debt permitted to be Incurred pursuant to clause (2) of paragraph (b) under "--Limitation on Consolidated Debt;"

  (2) Liens securing Debt in an amount which, together with the aggregate amount of Debt then outstanding or available under all Credit Facilities (together with all refinancing Debt then outstanding or available pursuant to clause (8) of paragraph (b) of "--Limitation on Consolidated Debt" in respect of Debt previously Incurred under Credit Facilities), does not exceed 1.5 times Level 3's Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters preceding the Incurrence of such Lien for which Level 3's consolidated financial statements are available, determined on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters;

  (3) Liens in favor of Level 3 or any Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of the Debt secured by any such Lien (except to Level 3 or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Lien by the issuer thereof;

  (4) Liens to secure Purchase Money Debt permitted to be Incurred pursuant to clause (3) of paragraph (b) under "--Limitation on Consolidated Debt," provided that any such Lien may not extend to any Property other than the Telecommunications/IS Assets installed, constructed, acquired, leased, developed or improved with the proceeds of such Purchase Money Debt and any improvements or accessions thereto (it being understood that all Debt to any single lender or group of related lenders or outstanding under any single credit facility, and in any case relating to the same group or collection of Telecommunications/IS Assets financed thereby, shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time);

  (5) Liens to secure Acquired Debt, provided that:

     (A) such Lien attaches to the acquired Property prior to the time of the acquisition of such Property, and

     (B) such Lien does not extend to or cover any other Property;

  (6) Liens to secure Debt Incurred to refinance, in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (1), (4) and
      (5) or this clause (6) so long as such Lien does not extend to any other Property (other than improvements and accessions to the original Property) and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (8) of paragraph (b) of "-- Limitation on Consolidated Debt" or clause (9) of "--Limitation on Debt of Restricted Subsidiaries";

  (7) Liens not otherwise permitted by the foregoing clauses (1) through (6) securing Debt in an aggregate amount not to exceed 5% of Level 3's Consolidated Tangible Assets;

  (8) Liens granted after the Issue Date pursuant to "--Limitation on Liens" to secure the notes; and

  (9) Permitted Liens.

    Limitation on Sale and Leaseback Transactions. Level 3 may not, and may not permit any Restricted Subsidiary to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, unless:

  (1) Level 3 or such Restricted Subsidiary would be entitled to Incur Debt in an amount equal to the Attributable Value of the Sale and Leaseback Transaction pursuant to the covenant described under "--Limitation on Consolidated Debt" above, and a Lien pursuant to the covenant described under "--Limitation on Liens" above, equal in amount to the Attributable Value of the Sale and Leaseback Transaction, without also securing the notes; and

  (2) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of such indenture described under "-- Limitation on Asset Dispositions" below (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant.

    Limitation on Asset Dispositions. Level 3 may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition unless:

  (1) Level 3 or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the Fair Market Value for the Property sold or disposed of as determined by the board of directors of Level 3 in good faith and evidenced by a resolution of the board of directors of Level 3 filed with the trustee; and

  (2) at least 75% of the consideration for such disposition consists of cash or Cash Equivalents or the assumption of Debt of Level 3 or any Restricted Subsidiary (other than Debt that is subordinated to the notes or any applicable Restricted Subsidiary Guarantee) and release of Level 3 and all Restricted Subsidiaries from all liability on the Debt assumed (or if less than 75%, the remainder of such consideration consists of Telecommunications/IS Assets); provided, however, that, to the extent such disposition involves Special Assets, all or any portion of the consideration may, at Level 3's election, consist of Property other than cash, Cash Equivalents, the assumption of Debt or Telecommunications/IS Assets.

    The Net Available Proceeds (or any portion thereof) from Asset Dispositions may be applied by Level 3 or a Restricted Subsidiary, to the extent Level 3 or such Restricted Subsidiary elects (or is required by the terms of any Debt):

  (1) to the permanent repayment or reduction of Debt then outstanding under any Credit Facility, to the extent such Credit Facility would require such application or prohibit payments pursuant to the Offer to Purchase described in the following paragraph (other than Debt owed to Level 3 or any Affiliate of Level 3); or

  (2) to reinvest in Telecommunications/IS Assets (including by means of an Investment in Telecommunications/IS Assets by a Restricted Subsidiary with Net Available Proceeds received by Level 3 or another Restricted Subsidiary).

    Any Net Available Proceeds from an Asset Disposition not applied in accordance with the preceding paragraph within 360 days (or, in the case of a disposition of Special Assets identified in clause (1) of the definition thereof in which the Net Available Proceeds exceed $500 million, 540 days) from the date of the receipt of such Net Available Proceeds shall constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10 million, Level 3 will be required to make an Offer to Purchase with such Excess Proceeds on a pro rata basis according to principal amount (or, in the case of Debt issued at a discount, the Accreted Value) for:

  (1) outstanding notes at a price in cash equal to 100% of the principal amount or Accreted Value, as applicable, of the notes on the purchase date plus accrued and unpaid interest (if any) thereon (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); and

  (2) any other Debt of Level 3 or any Guarantor that is pari passu with the notes, or any Debt of a Restricted Subsidiary that is not a Guarantor, at a price no greater than 100% of the principal amount thereof plus accrued and unpaid interest (if any) to the purchase date (or 100% of the then-Accreted Value plus accrued and unpaid interest (if any) to the purchase date in the case of original issue discount Debt), to the extent, in the case of this clause (2), required under the terms thereof (other than Debt owed to Level 3 or any Affiliate of Level 3).

    To the extent there are any remaining Excess Proceeds following the completion of the Offer to Purchase, Level 3 shall apply such Excess Proceeds to the repayment of other Debt of Level 3 or any Restricted Subsidiary, to the extent permitted or required under the terms thereof. Any other remaining Excess Proceeds may be applied to any use as determined by Level 3 which is not otherwise prohibited by such indenture, and the amount of Excess Proceeds shall be reset to zero.

    Limitation on Issuance and Sales of Capital Stock of Restricted Subsidiaries. Level 3 may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary to any Person other than Level 3 or a Restricted Subsidiary except:

  (1) a sale of all of the Capital Stock of such Restricted Subsidiary owned by Level 3 and any Restricted Subsidiary that complies with the provisions described under "--Limitation on Asset Dispositions" above to the extent such provisions apply;

  (2) in a transaction that results in such Restricted Subsidiary becoming a Joint Venture, provided:

     (A) such transaction complies with the provisions described under "-- Limitation on Asset Dispositions" above to the extent such provisions apply, and

     (B) the remaining interest of Level 3 or any other Restricted Subsidiary in such Joint Venture would have been permitted as a new Restricted Payment or Permitted Investment under the provisions of "--Limitation on Restricted Payments" above;

  (3) the issuance, transfer, conveyance, sale or other disposition of shares of such Restricted Subsidiary so long as after giving effect to such transaction such Restricted Subsidiary remains a Restricted Subsidiary and such transaction complies with the provisions described under "--Limitation on Asset Dispositions" to the extent such provisions apply;

  (4) the transfer, conveyance, sale or other disposition of shares required by applicable law or regulation;

  (5) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares;

  (6) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to refinance, shares of Disqualified Stock of such Restricted Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted or refinanced;

  (7) in a transaction where Level 3 or a Restricted Subsidiary acquires at the same time not less than its Proportionate Interest in such issuance of Capital Stock;

  (8) Capital Stock issued and outstanding on the Measurement Date;

  (9) Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person's becoming a Restricted Subsidiary or otherwise being acquired by Level 3; and

  (10) an issuance of Preferred Stock of a Restricted Subsidiary (other than Preferred Stock convertible or exchangeable into Common Stock of any Restricted Subsidiary) otherwise permitted by such indenture.

    Transactions with Affiliates. Level 3 will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer, or otherwise dispose of any of its Property to, or purchase any Property from, or enter into any contract, agreement, understanding, loan, advance, Guarantee or transaction (including the rendering of services) with or for the benefit of, any Affiliate (each of the foregoing, an Affiliate Transaction), unless:

    (a) such Affiliate Transaction or series of Affiliate Transactions is:

  (1) in the best interest of Level 3 or such Restricted Subsidiary, and

  (2) on terms that are no less favorable to Level 3 or such Restricted Subsidiary than those that would have been obtained in a comparable arm's-length transaction by Level 3 or such Restricted Subsidiary with a Person that is not an Affiliate (or, in the event that there are no comparable transactions involving Persons who are not Affiliates of Level 3 or the relevant Restricted Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as a whole, Level 3 has determined to be fair to Level 3 or the relevant Restricted Subsidiary); and

    (b) Level 3 delivers to the trustee:

  (1) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments in excess of $10 million but less than $15 million, a certificate of the chief executive, operating or financial officer of Level 3 evidencing such officer's determination that such Affiliate Transaction or series of Affiliate Transactions complies with clause (a) above, and

  (2) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments equal to or in excess of $15 million, a board resolution certifying that such Affiliate Transaction or series of Affiliate Transactions complies with clause (a) above and that such Affiliate Transaction or series of Affiliate Transactions has been approved by the board of directors, including a majority of the disinterested members of the board of directors, provided that, in the event that there shall not be at least two disinterested members of the board of directors with respect to the Affiliate Transaction, Level 3 shall, in addition to such board resolution, file with the trustee a written opinion from an investment banking firm of national standing in the United States which, in the good faith judgment of the board of directors of Level 3, is independent with respect to Level 3 and its Affiliates and qualified to perform such task, which opinion shall be to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to Level 3 or such Restricted Subsidiary.

    Notwithstanding the foregoing, the following shall not be deemed Affiliate
Transactions:

  (1) any employment agreement entered into by Level 3 or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice;

  (2) any agreement or arrangement with respect to the compensation of a director or officer of Level 3 or any Restricted Subsidiary approved by a majority of the disinterested members of the board of directors and consistent with industry practice;

  (3) transactions between or among Level 3 and its Restricted Subsidiaries, provided that no more than 5% of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of Level 3 (other than a Restricted Subsidiary);

  (4) Restricted Payments and Permitted Investments permitted by the covenant described under "--Limitation on Restricted Payments" (other than Investments in Affiliates that are not Level 3 or Restricted Subsidiaries);

  (5) transactions pursuant to the terms of any agreement or arrangement as in effect on the Measurement Date; and

  (6) transactions with respect to wireline or wireless transmission capacity, the lease or sharing or other use of cable or fiber optic lines, equipment, rights-of-way or other access rights, between Level 3 (or any Restricted Subsidiary) and any other Person, provided that, in the case of this clause (6), such transaction complies with clause
      (a) in the immediately preceding paragraph.

    Change of Control Triggering Event. Within 30 days of the occurrence of both a Change of Control and a Rating Decline with respect to the notes (a Change of Control Triggering Event), Level 3 will be required to make an Offer to Purchase all outstanding notes at a price in cash equal to 101% of the principal amount or Accreted Value, as applicable, of the notes on the purchase date plus any accrued and unpaid interest (if any) to such purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    A Change of Control means the occurrence of any of the following events:

  (1) if any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of Level 3;

      provided, however, that the Permitted Holders are the beneficial owners (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of Level 3 than such other person or group (for purposes of this clause (1), such person or group shall be deemed to beneficially own any Voting Stock of a corporation (the specified corporation) held by any other corporation (the parent corporation) so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

  (2) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of Level 3 and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary or one or more Permitted Holders) shall have occurred; or

  (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Level 3 (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of Level 3 was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Level 3 then in office; or

  (4) the shareholders of Level 3 shall have approved any plan of liquidation or dissolution of Level 3.

    In the event that Level 3 makes an Offer to Purchase the notes, Level 3 intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

    The existence of the holders' right to require, subject to certain conditions, Level 3 to repurchase notes upon a Change of Control Triggering Event may deter a third party from acquiring Level 3 in a transaction that constitutes a Change of Control. If an Offer to Purchase is made, there can be no assurance that Level 3 will have sufficient funds to pay the Purchase Price for all notes tendered by holders seeking to accept the Offer to Purchase. In addition, instruments governing other Debt of Level 3 may prohibit Level 3 from purchasing any notes prior to their Stated Maturity, including pursuant to an Offer to Purchase, or require that such Debt be repurchased upon a Change of Control. In the event that an Offer to Purchase occurs at a time when Level 3 does not have sufficient available funds to pay the Purchase Price for all notes tendered pursuant to such Offer to Purchase or a time when Level 3 is prohibited from purchasing the notes, and Level 3 is unable either to obtain the consent of the holders of the relevant Debt or to repay such Debt, an Event of Default would occur under the indentures.

    In addition, one of the events that constitutes a Change of Control under the indentures is a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the assets of Level 3. The indentures will be governed by New York law, and there is no established definition under New York law of substantially all of the assets of a corporation. Accordingly, if Level 3 were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of substantially all of its assets and whether Level 3 was required to make an Offer to Purchase.

    Except as described herein with respect to a Change of Control, the indentures do not contain any other provisions that permit holders of notes to require that Level 3 repurchase or redeem notes in the event of a takeover, recapitalization or similar restructuring.

    Reports. Whether or not Level 3 is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, Level 3 shall file with the SEC the annual reports, quarterly reports and other documents which Level 3 would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if Level 3 were subject thereto, such documents to be filed with the SEC on or prior to the respective dates (the Required Filing Dates) by which Level 3 would have been required to file them. Level 3 shall also in any event:

  (1) within 15 days of each Required Filing Date:

     (A) transmit by mail to all holders, as their names and addresses appear in the Security Register, without cost to such holders, and

     (B) file with the trustee copies of the annual reports, quarterly reports and other documents (without exhibits) which Level 3 would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto if Level 3 were subject thereto; and

  (2) if filing such documents by Level 3 with the SEC is not permitted under the Exchange Act, promptly upon written request, supply copies of such documents (without exhibits) to any prospective holder.

    Limitation on Designations of Unrestricted Subsidiaries. The indentures provide that Level 3 will not designate any Subsidiary of Level 3 (other than a newly created Subsidiary in which no Investment has previously been made) as an Unrestricted Subsidiary under the applicable indenture (a Designation) unless:

  (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

  (2) immediately after giving effect to such Designation, Level 3 would be able to Incur $1.00 of Debt under paragraph (a) of "--Limitation on Consolidated Debt;" and

  (3) Level 3 would not be prohibited under the applicable indenture from making an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the Designation Amount) equal to the portion (proportionate to the Level 3's equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary on such date.

    In the event of any such Designation, Level 3 shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "-- Limitation on Restricted Payments" for all purposes of the applicable indenture in the Designation Amount; provided, however, that, upon a Revocation of any such Designation of a Subsidiary, Level 3 shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary of an amount (if positive) equal to:

  (1) Level 3's Investment in such Subsidiary at the time of such Revocation; less

  (2) the portion (proportionate to the Level 3's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such Revocation.

    At the time of any Designation of any Subsidiary as an Unrestricted Subsidiary, such Subsidiary shall not own any Capital Stock of Level 3 or any Restricted Subsidiary. The applicable indenture further provides that neither Level 3 nor any Restricted Subsidiary shall at any time:

  (1) provide credit support for, or a Guarantee of, any Debt of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Debt); provided that Level 3 or a Restricted Subsidiary may pledge Capital Stock or Debt of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against Level 3 other than to obtain such pledged Capital Stock or Debt;

  (2) be directly or indirectly liable for any Debt of any Unrestricted Subsidiary; or

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

  (3) be directly or indirectly liable for any Debt which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (1) or (2) to the extent permitted under "-- Limitation on Restricted Payments" and "--Transactions with Affiliates."

    Unless Designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of Level 3 will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated as a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (1) and (2) of the immediately following paragraph will not be satisfied immediately following such classification. Except as provided in the first sentence of this "-- Limitation on Designations of Unrestricted Subsidiaries," no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

    Each applicable indenture provides that a Designation may be revoked (a Revocation) by a resolution of the board of directors of Level 3 delivered to the trustee, provided that Level 3 will not make any Revocation unless:

  (1) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

  (2) all Liens and Debt of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred at such time for all purposes of the applicable indenture.

    All Designations and Revocations must be evidenced by resolutions of the board of directors of Level 3 delivered to the trustee:

  (1) certifying compliance with the foregoing provisions; and

  (2) giving the effective date of such Designation or Revocation, such delivery to the trustee to occur within 45 days after the end of the fiscal quarter of Level 3 in which such Designation or Revocation is made (or, in the case of a Designation or Revocation made during the last fiscal quarter of Level 3's fiscal year, within 90 days after the end of such fiscal year).

Mergers, Consolidations and Certain Sales of Assets

    Level 3 may not, in a single transaction or a series of related transactions, consolidate with or merge into any other Person or Persons or permit any other Person to consolidate with or merge into Level 3 or, directly or indirectly, transfer, sell, lease, convey or otherwise dispose of all or substantially all its assets to any other Person or Persons unless:

  (1) in a transaction in which Level 3 is not the surviving Person or in which Level 3 transfers, sells, leases, conveys or otherwise disposes of all or substantially all of its assets to any other Person, the resulting, surviving or transferee Person (the successor entity) is organized under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the trustee in form satisfactory to the trustee, all of Level 3's obligations under the indentures;

  (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of Level 3 (or the successor entity) or a Restricted Subsidiary as a result of such transaction as having been Incurred by Level 3 or such Restricted Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing;

  (3) immediately after giving effect to such transaction, the Consolidated Net Worth of Level 3 (or the successor entity) is equal to or greater than that of Level 3 immediately prior to the transaction;

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  (4) immediately after giving effect to such transaction and treating any
      Debt which becomes an obligation of Level 3 (or the successor entity) or a Restricted Subsidiary as a result of such transaction as having been Incurred by Level 3 or such Restricted Subsidiary at the time of the transaction, Level 3 (or the successor entity) could Incur at least $1.00 of additional Debt pursuant to the provisions of the indentures described in paragraph (a) under "--Covenants--Limitation on Consolidated Debt" above;

  (5) if, as a result of any such transaction, Property of Level 3 (or the successor entity) or any Restricted Subsidiary would become subject to a Lien prohibited by the provisions of the indentures described under "--Covenants--Limitation on Liens" above, Level 3 (or the successor entity) shall have secured the notes as required by said covenant;

  (6) in the case of a transfer, sale, lease, conveyance or other disposition of all or substantially all of the assets of Level 3, such assets shall have been transferred as an entirety or virtually as an entirety to one Person and such Person shall have complied with all the provisions of this paragraph; and

  (7) certain other conditions are met.

    The successor entity shall succeed to, and be substituted for, and may exercise every right and power of Level 3 under the indentures, and the predecessor Company, except in the case of a lease, shall be released from all its obligations under the indentures.

Definitions

    Set forth below is a summary of some of the defined terms used in the indentures. Reference is made to the indentures for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    Accreted Value of any 2010 senior discount note as of or to any date of determination prior to March 15, 2005, or of any other Debt issued at a price less than the principal amount at stated maturity, means, as of any date of determination, an amount equal to the sum of:

  (1) the issue price of such Debt as determined in accordance with Section 1273 of the Internal Revenue Code or any successor provisions (which, in the case of the 2010 senior discount notes, will be $533.08 per $1,000 principal amount at maturity of the 2010 senior discount notes) plus

  (2) the aggregate of the portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price at maturity" of such Debt within the meaning of Section 1273(a)(2) of the Internal Revenue Code or any successor provisions, whether denominated as principal or interest, over the issue price of such Debt) that shall theretofore have accrued pursuant to Section 1272 of the Internal Revenue Code (without regard to Section 1272(a)(7) of the Internal Revenue Code) from the date of issue of such Debt to the date of determination (which amount, in the case of the 2010 senior discount notes, shall be amortized on a daily basis and compounded semiannually on each March 15 and September 15 at a rate of 12 7/8% per annum from the Issue Date through the date of determination on the basis of a 360- day year of twelve 30-day months), minus all amounts theretofore paid in respect of such Debt, which amounts are considered as part of the "stated redemption price at maturity" of such Debt within the meaning of Section 1273(a)(2) of the Internal Revenue Code or any successor provisions (whether such amounts paid were denominated principal or interest).

    The Accreted Value of any 2010 senior discount note on or after March 15, 2005 will mean the principal amount at maturity of such 2010 senior discount note. Notwithstanding the foregoing, if Level 3 elects to commence the accrual of cash interest on the 2010 senior discount notes on or after March 15, 2003 and prior to March 15, 2005, the 2010 senior discount notes shall cease to accrete, and the Accreted Value and the principal amount at maturity of such 2010 senior discount note shall be the Accreted Value on the date of commencement of such accrual as calculated in accordance with the first sentence of this definition.

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    Acquired Debt means, with respect to any specified Person:

  (1) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Subsidiary of such specified Person; and

  (2) Debt secured by a Lien encumbering any Property acquired by such specified Person, which Debt was not incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

    Affiliate of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, control when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms controlling and controlled have meanings correlative to the foregoing. For purposes of the covenants described under "--Covenants--Transactions with Affiliates" and "--Limitation on Asset Dispositions" and the definition of Telecommunications/IS Assets only, Affiliate shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Level 3 or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    Asset Disposition means any transfer, conveyance, sale, lease, issuance or other disposition by Level 3 or any Restricted Subsidiary in one or more related transactions (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of Level 3, but excluding a disposition by a Restricted Subsidiary to Level 3 or a Restricted Subsidiary or by Level 3 to a Restricted Subsidiary) of:

  (1) shares of Capital Stock or other ownership interests of a Restricted Subsidiary (other than as permitted by clause (5), (6), (7) or (9) of the covenant described under "--Covenants--Limitation on Issuance and Sales of Capital Stock of Restricted Subsidiaries"),

  (2) substantially all of the assets of Level 3 or any Restricted Subsidiary representing a division or line of business or

  (3) other Property of Level 3 or any Restricted Subsidiary outside of the ordinary course of business (excluding any transfer, conveyance, sale, lease or other disposition of equipment that is obsolete or no longer used by or useful to Level 3, provided that Level 3 has delivered to the trustee an Officers' Certificate stating that such criteria are satisfied);

provided in each case that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $5 million or more in any 12-month period.

    The following shall not be Asset Dispositions:

  (1) Permitted Telecommunications Capital Asset Dispositions that comply with clause (1) of the first paragraph under "--Covenants--Limitation on Asset Dispositions;"

  (2) when used with respect to Level 3, any Asset Disposition permitted pursuant to "--Mergers, Consolidations and Certain Sales of Assets" which constitutes a disposition of all or substantially all of the assets of Level 3 and the Restricted Subsidiaries taken as a whole;

  (3) Receivables sales constituting Debt under Qualified Receivable Facilities permitted to be Incurred pursuant to "--Covenants-- Limitation on Consolidated Debt;" and

  (4) any disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under "-- Covenants--Limitation on Restricted Payments."

    Attributable Value means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (including any period for which such lease has been extended) as determined in accordance with generally

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

accepted accounting principles, discounted from the last date of such remaining term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. Attributable Value means, as to a Capital Lease Obligation, the principal amount thereof.

    Capital Lease Obligation of any Person means the obligation to pay rent or other payment amount under a lease of (or other Debt arrangements conveying the right to use) Property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a Capital Lease). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

    Capital Stock of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

    Cash Equivalents means:

  (1) Government Securities maturing, or subject to tender at the option of the holder thereof, within two years after the date of acquisition thereof;

  (2) time deposits and certificates of deposit of any commercial bank organized in the U.S. having capital and surplus in excess of $500 million or a commercial bank organized under the law of any other country that is a member of the OECD having total assets in excess of $500 million (or its foreign currency equivalent at the time) with a maturity date not more than one year from the date of acquisition;

  (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with:

     (A) any bank meeting the qualifications specified in clause (2) above, or

     (B) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

  (4) direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof, within 90 days after the date of acquisition thereof, provided that, at the time of acquisition, the long-term debt of such state, political subdivision or public instrumentality has a rating of A (or higher) from S&P or A-2 (or higher) from Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then an equivalent rating from such other nationally recognized rating service acceptable to the trustee);

  (5) commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $500 million (or its foreign currency equivalent at the time), and commercial paper issued by others having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then from such other nationally recognized rating service acceptable to the trustee) and in each case maturing within one year after the date of acquisition;

  (6) overnight bank deposits and bankers' acceptances at any commercial bank organized in the U.S. having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $500 million (or its foreign currency equivalent at the time);

  (7) deposits available for withdrawal on demand with a commercial bank organized in the U.S. having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $500 million (or its foreign currency equivalent at the time); and

  (8) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through
       (7).

    Change of Control has the meaning set forth under "--Covenants--Change of Control Triggering Event" above.

    Change of Control Triggering Event has the meaning set forth under "-- Covenants--Change of Control Triggering Event" above.

    Common Stock of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    Consolidated Capital Ratio means as of the date of determination the ratio of the aggregate amount of Debt of Level 3 and its Restricted Subsidiaries on a consolidated basis as at the date of determination to the sum of:

  (1) $2.024 billion;

  (2) the aggregate net proceeds to Level 3 from the issuance or sale of any Capital Stock (including Preferred Stock) of Level 3 other than Disqualified Stock subsequent to the Measurement Date;

  (3) the aggregate net proceeds from the issuance or sale of Debt of Level 3 or any Restricted Subsidiary subsequent to the Measurement Date convertible or exchangeable into Capital Stock of Level 3 other than Disqualified Stock, in each case upon conversion or exchange thereof into Capital Stock of Level 3 subsequent to the Measurement Date; and

  (4) the after-tax gain on the sale, subsequent to the Measurement Date, of Special Assets to the extent such Special Assets have been sold for cash, Cash Equivalents, Telecommunications/IS Assets or the assumption of Debt of Level 3 or any Restricted Subsidiary (other than Debt that is subordinated to the notes or any applicable Restricted Subsidiary Guarantee) and release of Level 3 and all Restricted Subsidiaries from all liability on the Debt assumed.

    However, for purposes of calculation of the Consolidated Capital Ratio, the net proceeds from the issuance or sale of Capital Stock or Debt described in clause (2) or (3) above shall not be included to the extent:

  (X) such proceeds have been utilized to make a Permitted Investment under clause (9) of the definition thereof or a Restricted Payment; or

  (Y) such Capital Stock or Debt shall have been issued or sold to Level 3, a Subsidiary of Level 3 or an employee stock ownership plan or trust established by Level 3 or any such Subsidiary for the benefit of their employees.

    Consolidated Cash Flow Available for Fixed Charges for any period means the Consolidated Net Income of Level 3 and its Restricted Subsidiaries for such period increased by the sum of (to the extent reducing Consolidated Net Income for such period):

  (1) Consolidated Interest Expense of Level 3 and its Restricted Subsidiaries for such period, plus

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

  (2) Consolidated Income Tax Expense of Level 3 and its Restricted Subsidiaries for such period, plus

  (3) consolidated depreciation and amortization expense and any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

however, there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary (calculated separately for such Restricted Subsidiary in the same manner as provided above for Level 3) that is subject to a restriction which prevents the payment of dividends or the making of distributions to Level 3 or another Restricted Subsidiary to the extent of such restrictions.

    Consolidated Income Tax Expense for any period means the aggregate amounts of the provisions for income taxes of Level 3 and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

    Consolidated Interest Expense for any period means the interest expense included in a consolidated income statement (excluding interest income) of Level 3 and its Restricted Subsidiaries for such period in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of):

  (1) the amortization of Debt discounts and issuance costs, including commitment fees;

  (2) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities;

  (3) net costs with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements (including fees);

  (4) Preferred Stock Dividends (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable;

  (5) accrued Disqualified Stock Dividends, whether or not declared or paid;

  (6)  interest on Debt guaranteed by Level 3 and its Restricted
       Subsidiaries;

  (7) the portion of any Capital Lease Obligation or Sale and Leaseback Transaction paid during such period that is allocable to interest expense;

  (8) interest Incurred in connection with investments in discontinued operations; and

  (9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Level 3 or a Restricted Subsidiary) in connection with Debt Incurred by such plan or trust.

    Consolidated Net Income for any period means the net income (or loss) of Level 3 and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom:

  (1) for purposes of the covenant described under "--Covenants--Limitation on Restricted Payments" only, the net income (or loss) of any Person acquired by Level 3 or a Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction;

  (2) the net income (or loss) of any Person that is not a Restricted Subsidiary except to the extent of the amount of dividends or other distributions actually paid to Level 3 or a Restricted Subsidiary by such Person during such period (except, for purposes of the covenant described under "--Covenants--Limitation on Restricted Payments" only, to the extent such dividends or distributions have been subtracted from the calculation of the amount of Investments to support the actual making of Investments);


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  (3)  gains or losses realized upon the sale or other disposition of any
       Property of Level 3 or its Restricted Subsidiaries that is not sold or disposed of in the ordinary course of business (it being understood that Permitted Telecommunications Capital Asset
       Dispositions shall be considered to be in the ordinary course of business);

  (4) gains or losses realized upon the sale or other disposition of any Special Assets;

  (5) all extraordinary gains and extraordinary losses, determined in accordance with generally accepted accounting principles;

  (6)  the cumulative effect of changes in accounting principles;

  (7) non-cash gains or losses resulting from fluctuations in currency exchange rates;

  (8) any non-cash expense related to the issuance to employees or directors of Level 3 or any Restricted Subsidiary of:

     (A) options to purchase Capital Stock of Level 3 or such Restricted Subsidiary; or

     (B) other compensatory rights;

     provided, in either case, that such options or rights, by their terms can be redeemed at the option of the holder of such option or right only for Capital Stock; and

  (9) with respect to a Restricted Subsidiary that is not a Wholly Owned Subsidiary any aggregate net income (or loss) in excess of Level 3's or any Restricted Subsidiary's pro rata share of the net income (or loss) of such Restricted Subsidiary that is not a Wholly Owned Subsidiary; provided further that there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary that is subject to a restriction which prevents the payment of dividends or the making of distributions to Level 3 or another Restricted Subsidiary to the extent of such restriction.

    Consolidated Net Worth of any Person means the stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person.

    Consolidated Tangible Assets of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.

    Credit Agreement means the Credit Agreement dated as of September 30, 1999, among Level 3, certain subsidiaries of Level 3, the lenders parties thereto and The Chase Manhattan Bank, as Administrative Agent and Collateral Agent.

    Credit Facilities means one or more credit agreements, loan agreements or similar facilities, secured or unsecured, providing for revolving credit loans, term loans and/or letters of credit, including the Credit Agreement and any Qualified Receivable Facility, entered into from time to time by Level 3 and its Restricted Subsidiaries, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified, restated or replaced from time to time.

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    Debt means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

  (1)  every obligation of such Person for money borrowed;

  (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of Property;

  (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

  (4) every obligation of such Person issued or assumed as the deferred purchase price of Property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

  (5) every Capital Lease Obligation of such Person and all Attributable Value in respect of Sale and Leaseback Transactions entered into by such Person;

  (6) all obligations to redeem or repurchase Disqualified Stock issued by such Person;

  (7) the liquidation preference of any Preferred Stock (other than Disqualified Stock, which is covered by the preceding clause (6)) issued by any Restricted Subsidiary of such Person;

  (8) every obligation under Interest Rate or Currency Protection Agreements of such Person; and

  (9) every obligation of the type referred to in clauses (1) through (8) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed.

The "amount" or "principal amount" of Debt at any time of determination as used herein represented by:

  (A) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be, except as otherwise set forth herein, the Accreted Value of such Debt at such time, or

  (B) in the case of any Receivables sale constituting Debt, the amount of the unrecovered purchase price (that is, the amount paid for Receivables that has not been actually recovered from the collection of such Receivables) paid by the purchaser (other than Level 3 or a Wholly Owned Restricted Subsidiary of Level 3) thereof.

The amount of Debt represented by an obligation under an Interest Rate or Currency Protection Agreement shall be equal to:

     (X) zero if such obligation has been Incurred pursuant to clause (10) of paragraph (b) of the covenant described under "--Covenants-- Limitation on Consolidated Debt," or

     (Y) the notional amount of such obligation if not Incurred pursuant to such clause.

    Default means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

    Disqualified Stock of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the notes; provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require Level 3 to repurchase or redeem such Preferred Stock upon the occurrence of a change of control occurring prior to the final Stated Maturity of the notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the notes contained in the covenant described under "--Covenants--Change of Control Triggering Event" and such Preferred Stock

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

specifically provides that Level 3 will not repurchase or redeem any such stock pursuant to such provisions prior to Level 3's repurchase of such notes as are required to be repurchased pursuant to the covenant described under "-- Covenants--Change of Control Triggering Event."

    Disqualified Stock Dividends means all dividends with respect to Disqualified Stock of Level 3 held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) applicable to Level 3 for the period during which such dividends were paid.

    Eligible Receivables means, at any time, Receivables of Level 3 and its Restricted Subsidiaries, as evidenced on the most recent quarterly consolidated balance sheet of Level 3 as at a date at least 45 days prior to such time, arising in the ordinary course of business of Level 3 or any Restricted Subsidiary.

    Euro Notes means, collectively, Level 3's 10 3/4% Senior Notes due 2008 in an aggregate principal amount not to exceed (Euro)500,000,000 and Level 3's 11 1/4% Senior Notes due 2010 in an aggregate principal amount not to exceed
(Euro)300,000,000.

    European Economic Area means the member nations of the European Economic Area pursuant to the Oporto Agreement on the European Economic Area dated May 2, 1992, as amended.

    European Government Obligation means direct non-callable obligations of, or non-callable obligations permitted by, any member nation of the European Union, the payment or guarantee of which is secured by the pledge of the full faith and credit of the respective nation, provided that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.

    European Union means the member nations to the third stage of economic and monetary union pursuant to the Treaty of Rome establishing the European Community, as amended by the Treaty on European Union, signed at Maastricht on February 7, 1992.

    Event of Default has the meaning set forth under "--Events of Default" below.

    Exchange Act means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder (or respective successors thereto).

    Existing Notes means the 9 1/8% Senior Notes, the 10 1/2% Senior Discount Notes and the 6% Convertible Notes.

    Fair Market Value means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the indentures, Fair Market Value shall be determined by the board of directors of Level 3 acting in good faith and shall be evidenced by a resolution of the board of directors of Level 3 delivered to the trustee.

    Government Securities means direct obligations of, or obligations fully and unconditionally guaranteed or insured by, the United States or any agency or instrumentality thereof for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer's option (unless, for purposes of the definition of "Cash Equivalents" only, the obligations are redeemable or callable at a price not less than the purchase price paid by Level 3 or the applicable Restricted Subsidiary, together with all accrued and unpaid interest (if any) on such Government Securities).

    Guarantee by any Person means any obligation, direct or indirect, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such

      Debt, including any such obligations arising by virtue of partnership arrangements or by agreements to keep-well;

  (2) to purchase Property or services or to take-or-pay for the purpose of assuring the holder of such Debt of the payment of such Debt;

  (3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt; or

  (4) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof, in whole or in part

(and Guaranteed, Guaranteeing and Guarantor shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

    Guarantor means a Restricted Subsidiary of Level 3 that has executed a Restricted Subsidiary Guarantee.

    Incur means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and Incurrence, Incurred, Incurrable and Incurring shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt. Debt otherwise incurred by a Person before it becomes a Subsidiary of Level 3 shall be deemed to have been Incurred at the time at which it becomes a Subsidiary.

    Interest Rate or Currency Protection Agreement of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

    Invested Capital means the sum of:

  (1) $500 million;

  (2) the aggregate net proceeds received by Level 3 from the issuance or sale of any Capital Stock, including Preferred Stock, of Level 3 but excluding Disqualified Stock, subsequent to the Measurement Date; and

  (3) the aggregate net proceeds from the issuance or sale of Debt of Level 3 or any Restricted Subsidiary subsequent to the Measurement Date convertible or exchangeable into Capital Stock of Level 3 other than Disqualified Stock, in each case upon conversion or exchange thereof into Capital Stock of Level 3 subsequent to the Measurement Date.

    However, the net proceeds from the issuance or sale of Capital Stock or Debt described in clause (2) or (3) shall be excluded from any computation of Invested Capital to the extent:

  (A) utilized to make a Restricted Payment; or

  (B) such Capital Stock or Debt shall have been issued or sold to Level 3, a Subsidiary of Level 3 or an employee stock ownership plan or trust established by Level 3 or any such Subsidiary for the benefit of their employees.

    Investment by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or

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

services for the account or use of others, or otherwise) to, purchase, redemption, retirement or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, or Incurrence of, or payment on, a Guarantee of any obligation of, any other Person; provided that Investments shall exclude commercially reasonable extensions of trade credit.

The amount, as of any date of determination, of any Investment shall be:

  (1) the original cost of such Investment, plus

  (2) the cost of all additions, as of such date, thereto, and minus

  (3) the amount, as of such date, of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be (except to the extent such repaid amount has been included in Consolidated Net Income to support the actual making of Restricted Payments), but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such transfer.

    Issue Date means the date on which the notes are initially issued.

    Issue Date Purchase Money Debt means Purchase Money Debt outstanding on the Issue Date; provided, that the amount of such Purchase Money Debt when Incurred did not exceed 100% of the cost of the construction, installation, acquisition, lease, development or improvement of the applicable Telecommunications/IS Assets.

    Issue Date Rating means the respective ratings assigned to the notes by the Rating Agencies on the Issue Date.

    Joint Venture means a Person in which Level 3 or a Restricted Subsidiary holds not more than 50% of the shares of Voting Stock.

    Lien means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing and any Sale and Leaseback Transaction). For purposes of this definition the sale, lease, conveyance or other transfer by Level 3 or any of its Subsidiaries of, including the grant of indefeasible rights of use or equivalent arrangements with respect to, dark or lit communications fiber capacity or communications conduit shall not constitute a Lien.

    Measurement Date means April 28, 1998, the date the 9 1/8% Senior Notes were originally issued.

    Moody's means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody's Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then Moody's shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the trustee by a written notice given to Level 3.

    Net Available Proceeds from any Asset Disposition by any Person means cash or cash equivalents received (including amounts received by way of sale or discounting of any note, installment receivable or other

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

receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such Property) therefrom by such Person, net of:

  (1) all legal, title and recording taxes, expenses and commissions and other fees and expenses (including appraisals, brokerage commissions and investment banking fees) Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

  (2) all payments made by such Person or its Subsidiaries on any Debt which is secured by such Property in accordance with the terms of any Lien upon or with respect to such Property or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures of such Person as a result of such Asset Disposition; and

  (4) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such Property and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the board of directors of such Person, in its reasonable good faith judgment evidenced by a resolution of the board of directors filed with the trustee;

     (1) provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be, for all purposes of the indentures and the notes, treated as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction; and

     (2) provided further, however, that, in the event that any consideration for a transaction (which would otherwise constitute Net Available Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, at such time as such portion of the consideration is released to such Person or its Restricted Subsidiary from escrow, such portion shall be treated for all purposes of the indentures and the Notes as a new Asset Disposition at the time of such release from escrow with Net Available Proceeds equal to the amount of such portion of consideration released from escrow.

    New Convertible Notes means Level 3's 6% Convertible Subordinated Notes due 2010 in an aggregate principal amount not to exceed $862,500,000, originally issued on February 29, 2000.

    9 1/8% Senior Notes means Level 3's 9 1/8% Senior Notes Due 2008 in an aggregate principal amount not to exceed $2,000,000,000, originally issued on April 28, 1998.

    Offer to Purchase means a written offer (the Offer) sent by Level 3 by first-class mail, postage prepaid, to each holder of notes at its address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount, in the case of each of the 2008 senior notes and the 2010 senior notes, and the principal amount at maturity, in the case of the 2010 senior discount notes, specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the indentures). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the Expiration Date) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the Purchase Date) for purchase of notes within five Business Days after the Expiration Date. Level 3 shall notify the trustee at least 15 Business Days (or such shorter period as is acceptable to the trustee) prior to the mailing of the Offer of Level 3's obligation to make an Offer to Purchase, and the Offer shall be mailed by Level 3 or, at Level 3's request, by the trustee in the name and at the expense of Level 3.


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

    The Offer shall contain information concerning the business of Level 3 and its Subsidiaries which Level 3 in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase, which at a minimum will include:

  (1) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the trustee pursuant to the indentures (which requirements may be satisfied by delivery of such documents together with the Offer);

  (2) a description of material developments in Level 3's business subsequent to the date of the latest of such financial statements referred to in clause (1) (including a description of the events requiring Level 3 to make the Offer to Purchase);

  (3) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring Level 3 to make the Offer to Purchase; and

  (4) any other information required by applicable law to be included therein.

    The Offer shall contain all instructions and materials necessary to enable such holders to tender notes pursuant to the Offer to Purchase. The Offer shall also state:

  (1) the section of the indentures pursuant to which the Offer to Purchase is being made;

  (2) the Expiration Date and the Purchase Date;

  (3) the aggregate principal amount, in the case of the outstanding 2008 senior notes and 2010 senior notes, and the aggregate principal amount at maturity, in the case of the outstanding 2010 senior discount notes, offered to be purchased by Level 3 pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the section of the indentures requiring the Offer to Purchase) (the Purchase Amount);

  (4) the purchase price to be paid by Level 3 for $1,000 aggregate principal amount or aggregate principal amount at maturity, as applicable, of notes accepted for payment (as specified pursuant to the indentures) (the Purchase Price);

  (5) that the holder may tender all or any portion of the notes registered in the name of such holder and that any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount or principal amount at maturity, as applicable;

  (6) the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase;

  (7) that any notes not tendered or tendered but not purchased by Level 3 will continue to accrue interest or, in the case of the 2010 senior discount notes, accrete principal, if applicable;

  (8) that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment pursuant to the Offer to Purchase and that interest thereon, if any, shall cease to accrue on, or, in the case of the 2010 senior discount notes, principal thereon shall cease to accrete, if applicable, and after the Purchase Date;

  (9) that each holder electing to tender a note pursuant to the Offer to Purchase will be required to surrender such note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such note being, if Level 3 or the trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Level 3 and the trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

  (10) that holders will be entitled to withdraw all or any portion of notes tendered if Level 3 (or the Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount, in the case of each of the 2008 senior notes and 2010 senior notes and the principal amount at maturity, in the case of the 2010 senior discount notes, of the note the holder tendered, the certificate number of the note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

  (11)  that:

   (A) if notes in an aggregate principal amount, in the case of each of the 2008 senior notes and the 2010 senior notes, or the aggregate principal amount at maturity, in the case of the 2010 senior discount notes, less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, Level 3 shall purchase all such notes; and

   (B) if notes in an aggregate principal amount, in the case of each of the 2008 senior notes and the 2010 senior notes, or the aggregate principal amount at maturity, in the case of the 2010 senior discount notes, in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, Level 3 shall purchase notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only notes in denominations of $1,000 principal amount, or, in the case of the 2010 senior discount notes, aggregate principal amount at maturity, or integral multiples thereof shall be purchased); and

  (12) that in the case of any holder whose note is purchased only in part, Level 3 shall execute, and the trustee shall authenticate and deliver to the holder of such note without service charge, a new note or notes, of any authorized denomination as requested by such holder, in an aggregate principal amount, in the case of each of the 2008 senior notes and the 2010 senior notes, or the aggregate principal amount at maturity, in the case of the 2010 senior discount notes, equal to and in exchange for the unpurchased portion of the note so tendered.

    Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

    Officers' Certificate means a certificate signed by the Chairman of the board of directors of Level 3, a Vice Chairman of the board of directors of Level 3, the President or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Controller, the Secretary or an Assistant Secretary of Level 3 and delivered to the trustee, which shall comply with the indentures.

    Opinion of Counsel means an opinion of counsel acceptable to the trustee (who may be counsel to Level 3, including an employee of Level 3).

    OECD shall mean the Organization for Economic Cooperation and Development.

    Permitted Holders means the members of Level 3's Board of Directors on the Measurement Date and their respective estates, spouses, ancestors, and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) at least 66 2/3% of the total voting power of the Voting Stock of such Person.

    Permitted Interest Rate or Currency Protection Agreement of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and not for purposes of speculation and which, in the case of an interest rate agreement, shall have a notional amount no greater than the principal amount at maturity due with respect to the Debt being hedged thereby.

    Permitted Investments means:

  (1) Cash Equivalents;

  (2) investments in prepaid expenses;

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

  (3) negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

  (4) loans, advances or extensions of credit to employees and directors made in the ordinary course of business and consistent with past practice;

  (5) obligations under Permitted Interest Rate or Currency Protection
      Agreements;

  (6) bonds, notes, debentures and other securities received as a result of Asset Dispositions pursuant to and in compliance with "--Covenants-- Limitation on Asset Dispositions;"

  (7) Investments in any Person as a result of which such Person becomes a Restricted Subsidiary;

  (8) Investments made prior to the Measurement Date;

  (9) Investments made after the Measurement Date in Persons engaged in the Telecommunications/IS Business in an aggregate amount not to exceed Invested Capital;

  (10) solely in connection with the defeasance of euro-denominated Debt permitted under the indentures, European Government Obligations; and

  (11) additional Investments in an aggregate amount not to exceed $200 million.

    Permitted Liens means:

  (1) Liens for taxes, assessments, governmental charges, levies or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor;

  (2) other Liens incidental to the conduct of Level 3's and its Restricted Subsidiaries' businesses or the ownership of its Property not securing any Debt, and which do not in the aggregate materially detract from the value of Level 3's and its Restricted Subsidiaries' Property when taken as a whole, or materially impair the use thereof in the operation of its business;

  (3) Liens, pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations;

  (4) Liens, pledges or deposits made to secure the performance of tenders, bids, leases, public or statutory obligations, sureties, stays, appeals, indemnities, performance or other similar bonds and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate materially impair the use of Property in the operation of the business of Level 3 and the Restricted Subsidiaries taken as a whole);

  (5) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Level 3 or its Restricted Subsidiaries; and

  (6) any interest or title of a lessor in the Property subject to any lease other than a Capital Lease.

    Permitted Telecommunications Capital Asset Disposition means the transfer, conveyance, sale, lease or other disposition of optical fiber and/or conduit and any related equipment used in a Segment (as defined) of Level 3's communications network that:

  (1) constitute capital assets in accordance with generally accepted accounting principles; and

  (2) after giving effect to such disposition, would result in Level 3 retaining at least either:

     (A) 24 optical fibers per route mile on such Segment as deployed at the time of such disposition; or

     (B) 12 optical fibers and one empty conduit per route mile on such Segment as deployed at such time.

Segment means:

  (X) with respect to Level 3's intercity network, the through-portion of such network between two local networks (e.g., Omaha to Denver); and

  (Y) with respect to a local network of Level 3 (e.g., Dallas), the entire through-portion of such network, excluding the spurs which branch off the through-portion.

    Person means any individual, corporation, company, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

    Preferred Stock of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

    Preferred Stock Dividends means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than Level 3 or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) applicable to the issuer of such Preferred Stock for the period during which such dividends were paid.

    Property means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indentures, the value of any Property shall be its Fair Market Value.

    Proportionate Interest in any issuance of Capital Stock of a Restricted Subsidiary means a ratio:

  (1) the numerator of which is the aggregate amount of Capital Stock of such Restricted Subsidiary beneficially owned by Level 3 and the Restricted Subsidiaries; and

  (2) the denominator of which is the aggregate amount of Capital Stock of such Restricted Subsidiary beneficially owned by all Persons (excluding, in the case of this clause (2), any Investment made in connection with such issuance).

    Purchase Money Debt means Debt (including Acquired Debt and Capital Lease Obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing all or any part of the cost of construction, installation, acquisition, lease, development or improvement by Level 3 or any Restricted Subsidiary of any Telecommunications/IS Assets of Level 3 or any Restricted Subsidiary and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

    Qualified Receivable Facility means Debt of Level 3 or any Subsidiary Incurred from time to time pursuant to either:

  (1)   credit facilities secured by Receivables; or


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

  (2) Receivables purchase facilities, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

    Rating Agencies means Moody's and S&P.

    Rating Date means the earlier of the date of public notice of the occurrence of a Change of Control or of the intention of Level 3 to effect a Change of Control.

    Rating Decline shall be deemed to have occurred if, no later than 90 days after the Rating Date (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), either of the Rating Agencies assigns or reaffirms a rating to the notes that is lower than the applicable Issue Date Rating (or the equivalent thereof). If, prior to the Rating Date, either of the ratings assigned to the notes by the Rating Agencies is lower than the applicable Issue Date Rating, then a Rating Decline will be deemed to have occurred if such rating is not changed by the 90th day following the Rating Date. A downgrade within rating categories, as well as between rating categories, will be considered a Rating Decline.

    Receivables means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money and proceeds and products thereof in each case generated in the ordinary course of business.

    Restricted Subsidiary means:

  (1) a Subsidiary of Level 3 or of a Restricted Subsidiary that has not been designated or classified as an Unrestricted Subsidiary pursuant to and in compliance with "--Covenants--Limitation on Designations of Unrestricted Subsidiaries;" and

  (2) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary pursuant to such covenant.

    Restricted Subsidiary Guarantee means a supplemental indenture to any indenture in form satisfactory to the trustee, providing for an unconditional Guarantee of payment in full of the principal or Accreted Value, as applicable, of, premium, if any, and interest on the notes under such indenture. Any such Restricted Subsidiary Guarantee shall not be subordinate to any Debt of the Restricted Subsidiary providing the Restricted Subsidiary Guarantee.

    S&P means Standard & Poor's Ratings Service or, if Standard & Poor's Ratings Service shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Standard & Poor's Rating Service ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then S&P shall mean any other national recognized rating agency (other than Moody's) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the trustee by a written notice given to Level 3.

    Sale and Leaseback Transaction of any Person means any direct or indirect arrangement pursuant to which any Property is sold or transferred by such Person or a Restricted Subsidiary of such person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

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    Significant Subsidiary means any Subsidiary that would be a Significant
Subsidiary of Level 3 within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    Special Assets means:

  (1) the Capital Stock or assets of Cable Michigan, Inc., RCN Corporation, Commonwealth Telephone Enterprises, Inc., KCP, Inc. and California Private Transportation Company, L.P. (and any intermediate holding companies or other entities formed solely for the purpose of owning such Capital Stock or assets) owned, directly or indirectly, by Level 3 or any Restricted Subsidiary on the Measurement Date; and

  (2) any Property, other than cash, Cash Equivalents and Telecommunications/IS Assets, received as consideration for the disposition after the Measurement Date of Special Assets (as contemplated by the first proviso under "--Covenants-- Limitation on Asset Dispositions").

    6% Convertible Notes means Level 3's 6% Convertible Subordinated Notes due 2009 in an aggregate principal amount not to exceed $823,000,000, originally issued on September 14, 1999.

    Stated Maturity when used with respect to a note or any installment of interest thereon, means the date specified in such note as the fixed date on which the principal or Accreted Value, as applicable, of such note or such installment of interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such note at the option of the holder thereof upon the happening of any contingency beyond the control of Level 3 unless such contingency has occurred).

    Subordinated Debt means Debt of Level 3 that is not secured by any Lien on or with respect to any Property now owned or acquired after the Measurement Date and as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full in cash of the notes to at least the following extent:

  (1) no payments of principal of (or premium, if any) or interest on or otherwise due (including by acceleration or for additional amounts) in respect of, or repurchases, redemptions or other retirements of, such Debt (collectively referred to as payments of such Debt) may be permitted for so long as any default (after giving effect to any applicable grace periods) in the payment of principal (or premium, if any) or interest on the notes exists, including as a result of acceleration;

  (2) in the event that any other Default exists with respect to the notes, upon notice by holders of 25% or more in aggregate principal amount of the notes to the trustee, the trustee shall have the right to give notice to Level 3 and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of such Debt may be made for a period of 179 days from the date of such notice, provided that not more than one such payment blockage notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to the notes during such period;

  (3) if payment of such Debt is accelerated when any notes are outstanding, no payments of such Debt may be made until three Business Days after the trustee receives notice of such acceleration and, thereafter, such payments may only be made to the extent the terms of such Debt permit payment at that time; and

  (4) such Debt may not:

     (A) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by Level 3 (including any redemption, retirement or repurchase which is contingent upon events or circumstances but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the notes, or

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

     (B) permit redemption or other retirement (including pursuant to an offer to purchase made by Level 3) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the notes, other than, in the case of clause (A) or (B), any such payment, redemption or other retirement (including pursuant to an offer to purchase made by Level 3) which is conditioned upon:

     (a) a change of control of Level 3 pursuant to provisions substantially similar to those described under "--Covenants-- Change of Control Triggering Event" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to Level 3's repurchase of the notes required to be repurchased by Level 3 pursuant to the provisions described under "--Covenants--Change of Control Triggering Event"), or

     (b) a sale or other disposition of assets pursuant to provisions substantially similar to those described under "--Covenants-- Limitation on Asset Dispositions" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to Level 3's repurchase of the notes required to be repurchased by Level 3 pursuant to the provision described under "--Covenants--Limitation on Asset Dispositions").

    Subsidiary of any Person means:

  (1) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; or

  (2) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

    Telecommunications/IS Assets means:

  (1) any Property (other than cash, cash equivalents and securities) to be owned by Level 3 or any Restricted Subsidiary and used in the Telecommunications/IS Business;

  (2) for purposes of the covenants described under "--Covenants-- Limitation on Consolidated Debt" and "--Limitation on Liens" only, Capital Stock of any Person; or

  (3) for all other purposes of the indentures, Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Level 3 or another Restricted Subsidiary from any Person other than an Affiliate of Level 3;

provided, however, that, in the case of clause (2) or (3), such Person is primarily engaged in the Telecommunications/IS Business.

    Telecommunications/IS Business means the business of:

  (1) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities;

  (2) constructing, creating, developing or marketing communications networks, related network transmission equipment, software and other devices for use in a communications business;

  (3) computer outsourcing, data center management, computer systems integration, reengineering of computer software for any purpose (including, without limitation, for the purposes of porting computer software from one operating environment or computer platform to another or to address issues commonly referred to as "Year 2000 issues"); or

  (4) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (1), (2) or (3) above;

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

provided that the determination of what constitutes a Telecommunications/IS Business shall be made in good faith by the board of directors of Level 3.

    10 1/2% Senior Discount Notes means Level 3's 10 1/2% Senior Discount Notes due 2008 in an aggregate principal amount at maturity not to exceed $833,815,000, originally issued on November 24, 1998.

    Unrestricted Subsidiary means:

  (1) 91 Holding Corp. (the subsidiary that holds indirectly Level 3's interests in the SR91 tollroad);

  (2)  any Subsidiary of an Unrestricted Subsidiary; and

  (3) any Subsidiary of Level 3 designated as such pursuant to and in compliance with "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

    Voting Stock of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

    Wholly Owned Subsidiary of any Person means a Subsidiary of such Person all of the outstanding Voting Stock or other ownership interests (other than directors' qualifying shares) of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Events of Default

    The occurrence of any of the following described events with respect to the notes of any series will be Events of Default under the indenture under which the applicable series of notes are issued:

  (1) failure to pay principal or Accreted Value, as applicable, of, or premium, if any, on, any note when due;

  (2) failure to pay any interest on any note when due, continued for 30 days;

  (3) default in the payment of principal and interest on notes required to be purchased by an Offer to Purchase as described under "--Certain Covenants--Change of Control Triggering Event" when due and payable;

  (4) failure to perform or comply with the provisions described under "-- Mergers, Consolidations and Certain Sales of Assets" and "--Certain Covenants--Limitation on Asset Dispositions;"

  (5) failure to perform any other covenant or agreement of Level 3 under the applicable indenture or the notes, continued for 60 days after written notice to Level 3 by the trustee or holders of at least 25% in aggregate principal amount, in the case of each of the 2008 senior notes and the 2010 senior notes, and aggregate principal amount at maturity, in the case of the 2010 senior discount notes, then outstanding;

  (6) default under the terms of any instrument evidencing or securing Debt of Level 3 or any Restricted Subsidiary having an outstanding principal amount of not less than $25 million or its foreign currency equivalent at the time individually or in the aggregate, which default results in the acceleration of the payment of that indebtedness or constitutes the failure to pay that indebtedness when due, after expiration of any applicable grace period;

  (7) the rendering of a judgment or judgments against Level 3 or any Restricted Subsidiary in an aggregate amount in excess of $25 million or its foreign currency equivalent at the time and shall not be waived, satisfied or discharged for any period of 45 consecutive days during which a stay of enforcement shall not be in effect;

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

  (8) any Restricted Subsidiary Guarantee ceases to be in full force and effect, other than in accordance with the terms of that Subsidiary Guaranty, or any Guarantor denies or disaffirms its obligations under its Restricted Subsidiary Guarantee; and

  (9) certain events of bankruptcy, insolvency or reorganization affecting Level 3 or any Significant Subsidiary.

Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of notes, unless those holders shall have offered to the trustee reasonable indemnity. Subject to provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount, in the case of each of the 2008 senior notes and the 2010 senior notes, and aggregate principal amount at maturity, in the case of the 2010 senior discount notes, then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of notes.

    If any Event of Default, other than an Event of Default described in clause
(9) above regarding Level 3, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount, in the case of each of the 2008 senior notes and the 2010 senior notes, and aggregate principal amount at maturity, in the case of the 2010 senior discount notes, of any series then outstanding may, in the case of the 2008 senior notes and the 2010 senior notes, accelerate the maturity of all notes of such series and, in the case of the 2010 senior discount notes, declare the Accreted Value, premium, if any, and accrued and unpaid interest, if any, in respect of such notes to be immediately due and payable. However, after an acceleration or declaration, as applicable, but before a judgment or decree based on acceleration or declaration, as applicable, the holders of a majority in aggregate principal amount, in the case of each of the 2008 senior notes and the 2010 senior notes, and aggregate principal amount at maturity, in the case of the 2010 senior discount notes, then outstanding may, under certain circumstances, rescind and annul the acceleration or declaration, as applicable, with respect to such series if all Events of Default, other than the non-payment of accelerated principal or Accreted Value relating to such series have been cured or waived as provided in the indentures. If an Event of Default specified in clause (9) above occurs regarding Level 3, the principal amount or Accreted Value, as applicable, the premium, if any, and accrued and unpaid interest, if any, in respect of the outstanding notes will automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holder. For information as to waiver of defaults, see "--Amendment, Supplement and Waiver."

    No holder of any note will have any right to institute any proceeding relating to the indentures or for any remedy under the applicable indenture, unless:

  (1) the holder shall have previously given to the trustee written notice of a continuing Event of Default with respect to the holder's series of notes;

  (2) the holders of at least 25% in aggregate principal amount, in the case of each of the 2008 senior notes and the 2010 senior notes, and aggregate principal amount at maturity, in the case of the 2010 senior discount notes, of such series then outstanding shall have made written request and offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

  (3) the trustee has not have received from the holders of a majority in aggregate principal amount of such series of notes, in the case of each of the 2008 senior notes and the 2010 senior notes, and aggregate principal amount at maturity of such series of notes, in the case of the 2010 senior discount notes, then outstanding a direction inconsistent with this request and failed to institute the proceeding within 60 days.


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

However, these limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal or Accreted Value, as applicable, of, and premium, if any, or interest on the note on or after the respective due dates expressed in the note.

    Within 30 days after the occurrence of any event which with the giving of notice and the lapse of time would become an Event of Default, Level 3 must deliver to the Trustee written notice in the form of an Officers' Certificate of the event, its status and what action Level 3 is taking or proposes to take regarding the event. Level 3 also will be required to deliver to the trustee annually a statement as to the performance by Level 3 of certain of its obligations under the indentures and as to any default in its performance.

Amendment, Supplement and Waiver

    Level 3 and the trustee may, at any time and from time to time, without notice to or consent of any holders of notes, enter into one or more indentures supplemental to the indentures relating to any series to:

  (1) evidence the succession of another Person to Level 3 and the assumption by the successor of the covenants of Level 3 in the indentures and the notes;

  (2) add to the covenants of Level 3, for the benefit of the holders, or surrender any right or power conferred on Level 3 by the indentures;

  (3) add any additional Events of Defaults;

  (4) provide for uncertificated notes in addition to or in place of certificated notes;

  (5) evidence and provide for the acceptance of appointment under the indentures of a successor trustee;

  (6) secure the notes;

  (7) comply with the Trust Indenture Act or the Securities Act, including Regulation S under the Securities Act;

  (8) add additional Guarantees relating to the notes or release Guarantors from Restricted Subsidiary Guarantees as provided by the terms of the indentures; or

  (9) cure any ambiguity in the indentures, correct or supplement any provision in the indentures which may be inconsistent with any other provision in the indentures or add any other provision relating to matters or questions arising under the indentures;

as long as these actions do not adversely affect the interests of the holders in any material respect.

    With the consent of the holders of at least a majority in principal amount, in the case of each of the 2008 senior notes and the 2010 senior notes, and aggregate principal amount at maturity, in the case of the 2010 senior discount notes, of the outstanding notes of a series, Level 3 and the trustee may enter into one or more supplemental indentures to add any provisions to or change in any manner or eliminate any of the provisions of any indentures or modify in any manner the rights of the holders. However, with respect to any series of notes, no supplemental indenture shall, without the consent of the holder of each outstanding note of the applicable series:

  (1) change the Stated Maturity of the principal or Accreted Value, as applicable, of, or any installment of interest on, any note of the applicable series, or reduce the principal amount or Accreted Value, as applicable, of any note or the interest on any note that would be due and payable upon the Stated Maturity of the note, or change the place of payment where, or the coin or currency in which, any note of the applicable series or any premium or interest on the note is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of the note;

  (2) reduce the percentage in principal amount, in the case of each of the 2008 senior notes and the 2010 senior notes, or principal amount at maturity, in the case of the 2010 senior discount notes, of the outstanding notes of the applicable series, the consent of whose holders is necessary for any related supplemental indenture or required for any waiver of compliance with certain provisions of the indentures or certain Defaults under the indentures;

   (3) subordinate in right of payment, or otherwise subordinate, the notes of the applicable series to any other Debt;

   (4) except as otherwise required by the indentures, release any security interest that may have been granted in favor of the holders of the notes;

   (5) reduce the premium payable upon the redemption of any note nor change the time at which any note may be redeemed, as described under "-- Optional Redemption;"

   (6) reduce the premium payable upon a Change of Control Triggering Event or, at any time after a Change of Control Triggering Event has occurred, change the time at which the Offer to Purchase relating to the Change of Control Triggering Event must be made or at which the notes of the applicable series must be repurchased according to the Offer to Purchase;

   (7) at any time after Level 3 is obligated to make an Offer to Purchase with the Net Available Proceeds from Asset Dispositions, change the time at which the Offer to Purchase must be made or at which the notes must be repurchased according to the Offer to Purchase;

   (8) make any change in any Restricted Subsidiary Guarantee that would adversely affect the holders of the notes;

   (9) modify any provision of the indentures regarding the calculation of Accreted Value relating to the 2010 senior discount notes; or

  (10) modify any provision of this paragraph, except to increase any percentage described in this paragraph.

    The holders of not less than a majority in principal amount, in the case of each of the 2008 senior notes and the 2010 senior notes, and aggregate principal amount at maturity, in the case of the 2010 senior discount notes, of the outstanding notes of a series may, on behalf of the holders of all the notes of the applicable series, waive any past Default under the indentures and its consequences, except a Default:

  (1) in the payment of the principal or Accreted Value, as applicable, of, or premium, if any, or interest on any note; or

  (2) relating to a covenant or provision of the indentures which under the last sentence of the prior paragraph cannot be modified or amended without the consent of the holder of each outstanding note affected.

    The 2008 senior notes, the 2010 senior notes and the 2010 senior discount notes each are a separate series of debt securities, and as such will vote separately on matters under the indentures. In addition, the waiver of any condition or covenant with respect to a series of notes requiring absence of a Default or Event of Default may be obtained with consent of the requisite percentage of the holders of only the series of notes as to which there is a Default or Event of Default.

Satisfaction and Discharge of the Indentures, Defeasance

    Level 3 may terminate its obligations under the indentures with respect to any series of notes when:

  (1) either:

     (A) all outstanding notes of the applicable series have been delivered to the trustee for cancelation, or

     (B) all notes of the applicable series not previously delivered to the trustee for cancelation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name and at the expense of Level 3, and

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

         Level 3 has irrevocably deposited or caused to deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes of the applicable series not previously delivered to the trustee for cancelation, for principal or Accreted Value, as applicable, of, or premium, if any, on, and interest on, the notes of the applicable series;

  (2) Level 3 has paid or caused to be paid all other sums payable by Level 3 under the applicable indenture with respect to that series; and

  (3) Level 3 has delivered an Officers' Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the applicable indenture.

    Level 3, at its election, shall:

  (1) be deemed to have paid and discharged its debt on any series of notes and the applicable indenture shall cease to be of further effect as to all outstanding notes of the applicable series, except as to:

     (A) rights of registration of transfer, substitution and exchange of notes and Level 3's right of optional redemption,

     (B) rights of holders to receive payment of principal or Accreted Value, as applicable, of, premium, if any, and interest on the notes, but not the Purchase Price referred to under "--Certain Covenants--Change of Control Triggering Event" or under "-- Limitation on Asset Dispositions," and any rights of the holders relating to that amount,

     (C) the rights, obligations and immunities of the trustee under the applicable indenture, and

     (D)  certain other specified provisions in the applicable indenture,

  or

  (2) cease to be under any obligation to comply with various restrictive covenants, including those described under "--Certain Covenants," and terminate the operation of certain Events of Default, after the irrevocable deposit by Level 3 with the trustee, in trust for the benefit of the holders of any series of notes, at any time prior to the maturity of the applicable series of notes, of:

     (A)  money in an amount,

     (B) Government Securities which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the notes, money in an amount, or

     (C)  a combination of money and Government Securities,

     sufficient to pay and discharge the principal or Accreted Value, as applicable, of, premium, if any, on, and interest on, the applicable series of notes then outstanding on the dates on which any of these payments are due in accordance with the terms of the applicable indenture and of the applicable series of notes.

This defeasance or covenant defeasance shall be deemed to occur only if specified conditions are satisfied, including, among other things, delivery by Level 3 to the trustee of an Opinion of Counsel acceptable to the trustee to the effect that:

  (1) the deposit, defeasance and discharge will not be deemed, or result in, a taxable event relating to the holders for U.S. federal income tax purposes, and

  (2) Level 3's deposit will not result in the related trust or the trustee being subject to regulation under the Investment Company Act of 1940.


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Governing Law

    The indentures and the notes will be governed by the laws of the State of New York, without reference to principles of conflicts of law.

The Trustee

    The Bank of New York is the trustee under the indentures. The address of the trustee is 101 Barclay Street, Floor 21 West, New York, New York 10286. The trustee is also the trustee with respect to the indentures relating to Level 3's 9 1/8% Senior Notes, 10 1/2% Senior Discount Notes, 6% Convertible Notes, the Euro Notes and the New Convertible Notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

    No director, officer, employee, incorporator or stockholder of Level 3, as such, shall have any liability for any obligations of Level 3 under the notes or the indentures or for any claim based on, in respect of, or by reason of, these obligations or their creation, solely by reason of its status as director, officer, employee, incorporator or stockholder of Level 3. By accepting a note each holder waives and releases all liability of this kind. The waiver and release are part of the consideration for issuance of the notes. Nevertheless, the waiver may not be effective to waive liabilities under the federal securities laws, and the SEC has taken the view that these types of waivers are against public policy.

Transfer and Exchange

    A holder may transfer or exchange notes in accordance with the indentures. Level 3, the exchange agent and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Level 3 may require a holder to pay any taxes and fees required by law or permitted by the indentures.

Book-Entry System

    The notes of each series will initially be issued in the form of one or more global securities registered in the name of The Depository Trust Company, or DTC, or its nominee.

    Upon the issuance of a global security, DTC or its nominee will credit the accounts of persons holding through it with, in the case of each of the 2008 senior notes and the 2010 senior notes, the respective principal amounts or, in the case of the 2010 senior discount notes, the respective principal amounts at maturity represented by the global security purchased by those persons in this offering. Those accounts initially were designated by the initial purchasers. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC, or participants, or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC, with respect to participants' interests and the records of participants relating to interests of persons other than participants. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

    Payment of principal of and interest on notes represented by a global security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by the global security for all purposes under the indentures. Level 3 has been advised by DTC that upon receipt of any payment of principal of or interest on any global security, DTC will immediately credit on its book-entry registration and transfer system the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of the global security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in street name and will be the sole responsibility of those participants.

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    A global security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global security is exchangeable for certificated notes only if:


     (1) DTC notifies Level 3 that it is unwilling or unable to continue as a depositary for the global security if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

     (2) Level 3 in its discretion at any time determines not to have all the notes represented by such global security; or

     (3) a Default or an Event of Default relating to the notes represented by the global security has occurred and is continuing.

Any global security that is exchangeable for certificated notes in accordance with the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in the names as DTC or any successor depositary holding the global security may direct. However, a global security is only exchangeable, for a global security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. If a global security becomes exchangeable for certificated notes:

     (1) certificated notes will be issued only in fully registered form in denominations of $1,000 principal amount or principal amount at maturity, as applicable, or integral multiples of $1,000;

     (2) payment of principal or Accreted Value, as applicable, of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registerable, at the office or agency of Level 3 maintained for those purposes; and

     (3) no service charge will be made for any registration of transfer or exchange of the certificated notes, although Level 3 may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the issuance.

    So long as DTC or any successor depositary for a Global Security or any nominee is the registered owner or holder of the global security, DTC or successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indentures and the notes:

    Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under the global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC or any successor depositary. And, if that person is not a participant, the person must rely on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if Level 3 requests any action of holders or an owner of a beneficial interest in a global security desires to take any action under the applicable indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

    DTC has advised Level 3 that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global security are credited. Further, DTC will take action only as to the portion of the aggregate principal amount at maturity of the notes as to which the participant or participants has or have given the direction.

    Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of Level 3, the trustee, any agent of Level 3 or the initial

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purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    DTC has provided the following information to us. DTC is a:

  (1) limited-purpose trust company organized under the New York Banking
      Law;

  (2) a banking organization within the meaning of the New York Banking Law;

  (3) a member of the U.S. Federal Reserve System;

  (4) a clearing corporation within the meaning of the New York Uniform Commercial Code; and

  (5) a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.


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

            Certain United States Federal Income Tax Considerations

    The following general discussion summarizes certain U.S. federal income tax consequences of the exchange of the original notes and the holding and disposition of the new notes. This discussion only deals with persons that hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code, and that purchased the original notes for cash at original issue. This discussion does not address the U.S. federal income tax consequences that may be relevant to a particular holder subject to special treatment under certain U.S. federal income tax laws, such as dealers in securities or foreign currency, banks, trusts, insurance companies, tax-exempt organizations, persons that hold notes as part of a straddle, hedge against currency risk or constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar and investors in pass-through entities.

    This discussion is based on the Internal Revenue Code, the final, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Level 3 has not requested, and will not request, a ruling from the IRS regarding any of the U.S. federal income tax consequences described below. As a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this prospectus.

    This discussion does not discuss all of the U.S. federal income tax considerations that may be relevant to a holder of notes. Prospective participants in the exchange offer are urged to consult their own tax advisors regarding the application to their particular situations of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

    The following discussion is limited to persons who or which are U.S. holders. For these purposes, U.S. holder means:

  (1) an individual who is a citizen or resident of the U.S.;

  (2) a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any political subdivision of or in the U.S.;

  (3) an estate or trust the income of which is subject to U.S. federal income tax regardless of its source;

  (4) a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons; or

  (5) a person whose worldwide income or gain is otherwise subject to U.S. federal income tax on a net income basis.

    Stated Interest on Notes Other Than the 2010 Senior Discount Notes. Stated interest on a note other than a discount note will be taxable to a U.S. Holder as ordinary interest income in accordance with such holder's regular method of tax accounting.

    Original Issue Discount on the 2010 Senior Discount Notes. Because the original 2010 senior discount notes were issued at a substantial discount from their stated principal amount, both the original 2010 senior discount notes and the new 2010 senior discount notes will be treated as issued with original issue discount for U.S. federal income tax purposes. Original issue discount is the excess of:

    (1) a note's stated redemption price at maturity over

    (2) its issue price.

    The stated redemption price at maturity of a 2010 senior discount note is the sum of the principal amount payable at maturity and all stated interest payments to be made on the note. The issue price of a 2010 senior discount note is the first price at which a substantial amount of the 2010 senior discount notes is sold to the

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

public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers.

    A U.S. holder of a 2010 senior discount note is required to include original issue discount in income as ordinary interest as it accrues under a constant yield method in advance of receipt of cash payments attributable to that income, regardless of the U.S. holder's regular method of tax accounting. A U.S. holder will not be required to report separately as taxable income actual distributions of stated interest relating to a 2010 senior discount note. In general, the amount of original issue discount included in income by a U.S. holder of a 2010 senior discount note is the sum of the daily portions of original issue discount for each day during the taxable year, or portion thereof, on which the U.S. holder held the 2010 senior discount note. The daily portion is determined by allocating the original issue discount for an accrual period equally to each day in that accrual period. The accrual period for a 2010 senior discount note may be of any length and may vary in length over the term of the 2010 senior discount note. However, no accrual period may exceed one year, and each scheduled payment of principal or interest must occur either on the first or final day of an accrual period.

    The amount of original issue discount attributable to an accrual period is generally equal to the product of the 2010 senior discount note's adjusted issue price at the beginning of that accrual period and its yield to maturity, i.e., the discount rate that, when applied to all payments under the 2010 senior discount note, results in a present value equal to the issue price. The adjusted issue price of a 2010 senior discount note at the beginning of any accrual period is the issue price of the 2010 senior discount note, plus the amount of original issue discount allocable to all prior accrual periods, minus the amount of any prior payments in respect of the 2010 senior discount note, including payments of stated interest. Under these rules, a U.S. holder generally must include in income an increasingly greater amount of original issue discount in each successive accrual period.

    In determining the yield and maturity relating to the 2010 senior discount notes, Level 3 will not be deemed to exercise any call option on the 2010 senior discount notes. If Level 3 elects to commence the accrual of cash interest on the 2010 senior discount notes prior to March 15, 2005, the 2010 senior discount notes may be treated solely for the purpose of applying the original issue discount rules as if each 2010 senior discount note were retired and then reissued on the date of this election for an amount equal to its adjusted issue price on that date.

    If a U.S. holder is a corporation, a small portion of the amount such holder would have to accrue may be characterized, by operation of the applicable high yield debt obligation rules, as a dividend for purposes of securing a dividend received deduction. Corporate U.S. holders are encouraged to consult their tax advisors on this point.

    Applicable High Yield Discount Obligation. The original issue discount on any obligation that constitutes an applicable high yield discount obligation generally is not deductible until paid, and deductions relating to certain portions of original issue discount may be wholly disallowed. The new 2010 senior discount notes are applicable high yield discount obligations. As a result, Level 3 will not be allowed a deduction for the accrual of original issue discount on the 2010 senior discount notes until this interest is actually paid. In addition, a portion of the OID will never be deductible by us.

    Sale, Exchange or Redemption of Notes. Upon the sale, exchange or redemption of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between:

  (1)  the amount realized on that disposition and

  (2)  the U.S. holder's adjusted tax basis in the note.

    A U.S. holder's adjusted tax basis in a 2010 senior discount note generally will equal the cost of the 2010 senior discount note increased by any original issue discount included in income through the date of disposition and decreased by any payments received on the 2010 senior discount note, including payments of stated interest.

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

    Notwithstanding the foregoing, any amounts realized in connection with any sale, exchange, or redemption with respect to accrued interest not previously included in income will be treated as ordinary interest income. A U.S. holder's adjusted tax basis on a note other than a 2010 senior discount note generally will equal the cost of such note less any principal payments received by the holder.

    Exchange Offer. The exchange of original notes for new notes in the exchange offer should not constitute a taxable event for U.S. federal income tax purposes. As a result:

  (1) a U.S. holder of notes will not recognize taxable gain or loss as a result of the exchange of original notes for new notes in the exchange offer;

  (2) the holding period of the new notes will include the holding period of the original notes surrendered in exchange for the new notes; and

  (3) a U.S. holder's adjusted tax basis in the new notes will be the same as the U.S. holder's adjusted tax basis in the original notes surrendered in exchange for the new notes.

    Information Reporting and Backup Withholding. A U.S. holder of notes may be subject to backup withholding at a 31% rate relating to reportable payments, which include interest, including original issue discount, or principal paid on or the gross proceeds of a sale, exchange or redemption of the notes. The payor of any reportable payments will be required to deduct and withhold 31% of these payments if:

  (1) the payee fails to establish that it is entitled to an exemption;

  (2) the payee fails to furnish a correct taxpayer identification number to the payor in the prescribed manner;

  (3) the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

  (4) the payee has failed properly to report the receipt of reportable payments and the IRS has notified the payor that backup withholding is required; or

  (5) the payee fails to certify under penalties of perjury that it is not subject to backup withholding.

If any one of these events occurs with respect to a U.S. holder of notes, Level 3 or its paying or other withholding agent will be required to withhold 31% of any payments of principal, premium, if any, and interest, including original issue discount, on a note.

    Any amount withheld from a payment to a U.S. holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, so long as the required information is provided to the IRS. Level 3, its paying agent or other withholding agent generally will report to a U.S. holder of notes and to the IRS the amount of any reportable payments made on the notes for each calendar year and the amount of tax withheld, if any, relating to these payments. Level 3 will report annually to the IRS and to each holder the amount of original issue discount accrued on the note for the calendar year.

    Recently adopted Treasury regulations that generally are effective for payments made after December 31, 2000, subject to certain transition rules, will generally expand the circumstances under which information reporting and backup withholding may apply. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules, including these Treasury regulations.

Non-U.S. Holders

    The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is not a U.S. holder.

    Stated Interest and Original Issue Discount. Subject to the discussion of backup withholding below, payments of interest, including original issue discount, on a note to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax, as long as:

  (1) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Level 3 that are entitled to vote;

  (2) the holder is not:

     (A) a controlled foreign corporation that is related to Level 3 through stock ownership, or

     (B) a bank receiving interest on a loan entered into in the ordinary course of business;

  (3) the interest is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S.; and

  (4) Level 3 or its paying agent receives:

     (A) from the non-U.S. holder, properly completed documentation signed under penalties of perjury, which provides the non-U.S. holder's name and address and certifies that the non-U.S. holder is not a U.S. person, or

     (B) from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business on behalf of the non-U.S. holder, certification under penalties of perjury that the documentation has been received by it or by another such financial institution from the non-U.S. holder, and a copy of the documentation is furnished to the payor.

    New Treasury regulations regarding information reporting and backup withholding unify current certification procedures and forms and clarify reliance standards and certain rules relating to foreign partnerships. For example, these Treasury regulations require, in the case of notes held by a foreign partnership, that:

  (1) the certification described in clause (4) above be provided by the partners rather than by the foreign partnership; and

  (2) the partnership provide certain information, including a taxpayer identification number. A look-through rule applies in the case of tiered partnerships.

    These regulations will become effective for payments made after December 31, 2000, subject to certain transition rules. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules, including these Treasury regulations.

    A non-U.S. holder that does not qualify for exemption from withholding under the second preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate, or lower applicable treaty rate, on payments of interest, including original issue discount, on the notes.

    If interest, including original issue discount, on the notes is effectively connected with the conduct by a non-U.S. holder of a trade or business within the U.S., the interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally, and, for corporate holders, may also be subject to a 30% branch profits tax. If interest, including original issue discount, is subject to U.S. federal income tax on a net income basis in accordance with these rules, the payments will not be subject to U.S. withholding tax so long as the relevant non-U.S. holder provides Level 3 or its paying agent with a properly executed Form 4224. See the discussion above with regard to the certification rules under recently enacted Treasury regulations.

    Non-U.S. holders should consult their own tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

    Sale, Exchange or Redemption of Notes. Subject to the discussion of backup withholding, any gain realized by a non-U.S. holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax, unless:

  (1) the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States;

  (2) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

  (3) the non-U.S. holder is subject to tax under the provisions of U.S. federal income tax law applicable to certain expatriates.

    Information Reporting and Backup Withholding. Level 3 must report annually to the IRS and to each non-U.S. holder the amount of any interest paid and original issue discount accrued on the notes in that year and the amount of tax withheld, if any, relating to those payments. Copies of those information returns also may be made available, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the non-U.S. holder resides.

    Backup withholding and information reporting generally will not apply to interest, including original issue discount, payments made to a non-U.S. holder in respect of the notes if the non-U.S. holder furnishes Level 3 or its paying agent with appropriate documentation signed under penalties of perjury stating that the beneficial owner is not a U.S. person and setting forth the non-U.S. holder's name and address. However, neither Level 3 nor its paying agent may have actual knowledge that the holder is a U.S. person or that the conditions of an exemption are not in fact satisfied. See the discussion above with regard to the certification rules under recently enacted Treasury regulations.

    The payment of proceeds from a non-U.S. holder's disposition of notes to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. However, the broker must not have actual knowledge that the holder is a U.S. person or that the conditions of an exemption are not in fact satisfied. The payment of the proceeds from a non-U.S. holder's disposition of a note to or through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting, but not backup withholding. However, this payment of proceeds will not be subject to information reporting if the broker has documentary evidence in its files that the non-U.S. holder is not a U.S. person and the broker has no knowledge to the contrary, or the non-U.S. holder establishes an exemption. For this purpose, a U.S.-related person is:

  (1) a controlled foreign corporation for U.S. federal income tax purposes; or

  (2) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding payment, or for the part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

Neither information reporting nor backup withholding will apply to a payment of the proceeds of a non-U.S. holder's disposition of notes by or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person. See the discussion above with regard to the certification rules under recently enacted Treasury regulations.

    Any amounts withheld under the backup withholding rules from a payment to a non- U.S. holder will be allowed as a refund or a credit against the non-U.S. holder's U.S. federal income tax liability, as long as the required procedures are followed.

    New Treasury regulations that generally are effective for payments made after December 31, 2000, subject to certain transition rules, will generally expand the circumstances under which information reporting and backup withholding may apply. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules, including these Treasury regulations.

Effect on Level 3

    Applicable High Yield Debt Obligation. The 2010 senior discount notes are subject to special rules that apply to the deduction of original issue discount relating to any debt instrument that is an applicable high yield debt obligation. Under these rules, we may not deduct original issue discount until we actually pay it. Also, a portion of the OID will never be deductible by us.

                              Plan of Distribution

    Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. Each letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, in connection with resales of new notes received in exchange for original notes where those new notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. Level 3 has agreed that, starting on the date of this prospectus and ending on the close of business on the day that is 180 days following the date of this prospectus, it will make this prospectus available to any broker-dealer for use in connection
with any of those resales. In addition, until       , 2000, all dealers
effecting transactions in the notes may be required to deliver a prospectus.

    Level 3 will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions. These sales may be made in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, and may be at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale of this kind may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any of these new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of these new notes may be deemed to be an underwriter within the meaning of the Securities Act. If this is the case, any profit of any of these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

    For a period of 180 days after the date of this prospectus, Level 3 will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in its letter of transmittal. Level 3 has agreed to pay all expenses incident to the exchange offer, other than the expenses of counsel for the holders of the original notes and commissions or concessions of any brokers or dealers. Level 3 also has agreed to indemnify the holders of the original notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

                                 Legal Matters

    Willkie Farr & Gallagher, New York, New York, will pass upon the validity of the new notes offered in this prospectus for Level 3.

                                    Experts

    The consolidated financial statements of Level 3 Communications, Inc. as of December 31, 1999 and 1998 and for the years then ended, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

    The consolidated statements of operations, cash flows, changes in stockholders' equity and comprehensive income (loss) of Level 3 Communications, Inc. for the year ended December 27, 1997, as well as the consolidated balance sheets of RCN Corporation and Subsidiaries as of December 31, 1999 and 1998 and the related statements of operations, cash flows, comprehensive income, and changes in stockholders' equity for each of the three years in the period ended December 31, 1999, incorporated by reference in this registration statement, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      Where You Can Find More Information

    Level 3 files annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-4 to register the new notes being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about Level 3 and the new notes offered in this prospectus, you should refer to the registration statement and its exhibits.

    Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available at the offices of The Nasdaq National Market, in Washington, D.C.

               Incorporation of Material Documents by Reference

    We are incorporating by reference in the prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference our documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this Offering.

  . Annual Reports on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 1999;

  .  Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

  . Current reports on Forms 8-K, filed February 4, 2000, February 7, 2000, February 18, 2000, February 25, 2000 and February 29, 2000 and on Form 8-K/A, filed November 9, 1999.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Vice President, Investor Relations
      Level 3 Communications, Inc.
      1025 Eldorado Blvd.
      Broomfield, CO 80021
      (720) 888-2500

    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

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  We have not authorized any person to give you any information or to make any representations about the exchange offer other than those contained in this prospectus. If you are given any information or representations that are not discussed in this prospectus, you must not rely on that information or those representations. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates. In addition, this prospectus is not an offer to sell or the solicitation of an offer to buy those securities in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. The delivery of this prospectus and any exchange made under this prospectus do not, under any circumstances, mean that there has not been any change in the affairs of Level 3 since the date of this prospectus or that information contained in this prospectus is correct as of any time subsequent to its date.

[LEVEL 3 COMMUNICATIONS, INC. LOGO APPEARS HERE]

                          Level 3 Communications, Inc.

                           11% Senior Notes due 2008
                         11 1/4% Senior Notes due 2010
                     12 7/8% Senior Discount Notes due 2010

                               ----------------

                                   Prospectus

                               ----------------

                                       , 2000

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

   A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

   In accordance with Section 145 of the DGCL, Article XI of the Company's Restated Certificate of Incorporation (the "Certificate") and the Company's By-laws (the "By- laws") provide that the Company shall indemnify each person who is or was a director, officer or employee of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute. The indemnification provided by the Certificate and the By-laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. The Certificate further provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

   The By-laws provide that the Company may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liabilities asserted against such persons arising out of such capacities.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits

 Exhibit No.                             Description
 -----------                             -----------
     4.1     --Indenture dated as of February 29, 2000 between the Company and
               The Bank of New York as trustee relating to the 11% Senior Notes due 2008.
     4.2     --Indenture dated as of February 29, 2000 between the Company and
               The Bank of New York as trustee relating to the 11 1/4% Senior
               Notes due 2010.
     4.3     --Indenture dated as of February 29, 2000 between the Company and
               The Bank of New York as trustee relating to the 12 7/8% Senior
               Discount Notes due 2010.
     4.4     --U.S. Registration Agreement dated February 24, 2000 between the
               Company and the Initial Purchasers.
     5       --Opinion of Willkie Farr & Gallagher.*
     8       --Opinion of Willkie Farr & Gallagher with respect to certain tax matters.*
    12       --Statement Regarding Computation of Ratio of Earnings to Fixed
               Charges.
    23.1     --Consent of PricewaterhouseCoopers LLP.
    23.2     --Consent of PricewaterhouseCoopers LLP.
    23.3     --Consent of Arthur Andersen LLP.
    23.4     --Consent of Willkie Farr & Gallagher (included in their opinions filed as Exhibits 5 and 8).*
    24       --Power of Attorney (included on the signature pages hereto).
    25.1     --Statement on Form T-1 of Eligibility of Trustee relating to the
               11% Senior Notes due 2008.
    25.2     --Statement on Form T-1 of Eligibility of Trustee relating to the
               11 1/4% Senior Notes due 2010.
    25.3     --Statement on Form T-1 of Eligibility of Trustee relating to the
               12 7/8% Senior Discount Notes Due 2010.
    99.1     --Form of Letter of Transmittal relating to the 11% Senior Notes due 2008.
    99.2     --Form of Notice of Guaranteed Delivery relating to the 11% Senior
               Notes due 2008.
    99.3     --Form of Letter to Clients relating to the 11% Senior Notes due
               2008.
    99.4     --Form of Letter to Nominees relating to the 11% Senior Notes due
               2008.
    99.5     --Guidelines for Certification of Taxpayer Identification Number
               relating to the 11% Senior Notes due 2008.
    99.6     --Form of Letter of Transmittal relating to the 11 1/4% Senior
               Notes due 2010.
    99.7     --Form of Notice of Guaranteed Delivery relating to the 11 1/4%
               Senior Notes due 2010.
    99.8     --Form of Letter to Clients relating to the 11 1/4% Senior Notes due 2010.
    99.9     --Form of Letter to Nominees relating to the 11 1/4% Senior Notes due 2010.
    99.10    --Guidelines for Certification of Taxpayer Identification Number
               relating to the 11 1/4% Senior Notes due 2010.
    99.11    --Form of Letter of Transmittal relating to the 12 7/8% Senior
               Discount Notes due 2010.
    99.12    --Form of Notice of Guaranteed Delivery relating to the 12 7/8%
               Senior Discount Notes due 2010.
    99.13    --Form of Letter to Clients relating to the 12 7/8% Senior
               Discount Notes due 2010.
    99.14    --Form of Letter to Nominees relating to the 12 7/8% Senior
               Discount Notes due 2010.
    99.15    --Guidelines for Certification of Taxpayer Identification Number
               relating to the 12 7/8% Senior Notes due 2010.

--------
   *  To be filed by amendment.

   (b) Financial Statement Schedules:

   All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto, which are incorporated herein by reference.

Item 22. Undertakings.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrants pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on the 18th day of May, 2000.

                                          Level 3 Communications, Inc.

                                          By:      /s/ Thomas C. Stortz
                                            ___________________________________
                                            Name:  Thomas C. Stortz
                                            Title: Group Vice President,
                                                   General Counsel and Secretary

                               POWER OF ATTORNEY

   The undersigned officers and directors of Level 3 Communications, Inc., hereby severally constitute and appoint James Q. Crowe, R. Douglas Bradbury, Thomas C. Stortz and Neil J. Eckstein, and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----

      /s/ Walter Scott, Jr.            Chairman of the Board         May 18, 2000
______________________________________
          Walter Scott, Jr.

        /s/ James Q. Crowe             President, Chief Executive    May 18, 2000
______________________________________  Officer and Director
            James Q. Crowe

     /s/ R. Douglas Bradbury           Executive Vice President,     May 18, 2000
______________________________________  Chief Financial Officer
         R. Douglas Bradbury            and Vice Chairman of the
                                        Board (principal
                                        financial officer)

                 Name                            Title                   Date
                 ----                            -----                   ----

      /s/ Eric J. Mortensen            Vice President and            May 18, 2000
______________________________________  Controller (principal
          Eric J. Mortensen             accounting officer)

      /s/ Philip B. Fletcher           Director                      May 18, 2000
______________________________________
          Philip B. Fletcher

     /s/ William L. Grewcock           Director                      May 18, 2000
______________________________________
         William L. Grewcock

       /s/ Richard R. Jaros            Director                      May 18, 2000
______________________________________
           Richard R. Jaros

       /s/ Robert E. Julian            Director                      May 18, 2000
______________________________________
           Robert E. Julian

       /s/ David C. McCourt            Director                      May 18, 2000
______________________________________
           David C. McCourt

      /s/ Kenneth E. Stinson           Director                      May 18, 2000
______________________________________
          Kenneth E. Stinson

      /s/ Michael B. Yanney            Director                      May 18, 2000
______________________________________
          Michael B. Yanney

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
     4.1     --Indenture dated as of February 29, 2000 between the Company and
              The Bank of New York as trustee relating to the 11% Senior Notes due 2008.
     4.2     --Indenture dated as of February 29, 2000 between the Company and
              The Bank of New York as trustee relating to the 11 1/4% Senior
              Notes due 2010.
     4.3     --Indenture dated as of February 29, 2000 between the Company and
              The Bank of New York as trustee relating to the 12 7/8% Senior
              Discount Notes due 2010.
     4.4     --U.S. Registration Agreement dated February 24, 2000 between the
              Company and the Initial Purchasers.
     5       --Opinion of Willkie Farr & Gallagher.*
     8       --Opinion of Willkie Farr & Gallagher with respect to certain tax matters.*
    12       --Statement Regarding Computation of Ratio of Earnings to Fixed
              Charges.
    23.1     --Consent of PricewaterhouseCoopers LLP.
    23.2     --Consent of PricewaterhouseCoopers LLP.
    23.3     --Consent of Arthur Andersen LLP.
    23.4     --Consent of Willkie Farr & Gallagher (included in their opinions filed as Exhibits 5 and 8).*
    24       --Power of Attorney (included on the signature pages hereto).
    25.1     --Statement on Form T-1 of Eligibility of Trustee relating to the
              11% Senior Notes due 2008.
    25.2     --Statement on Form T-1 of Eligibility of Trustee relating to the
              11 1/4% Senior Notes due 2010.
    25.3     --Statement on Form T-1 of Eligibility of Trustee relating to the
              12 7/8% Senior Discount Notes Due 2010.
    99.1     --Form of Letter of Transmittal relating to the 11% Senior Notes due 2008.
    99.2     --Form of Notice of Guaranteed Delivery relating to the 11% Senior
              Notes due 2008.
    99.3     --Form of Letter to Clients relating to the 11% Senior Notes due
              2008.
    99.4     --Form of Letter to Nominees relating to the 11% Senior Notes due
              2008.
    99.5     --Guidelines for Certification of Taxpayer Identification Number
              relating to the 11% Senior Notes due 2008.
    99.6     --Form of Letter of Transmittal relating to the 11 1/4% Senior
              Notes due 2010.
    99.7     --Form of Notice of Guaranteed Delivery relating to the 11 1/4%
              Senior Notes due 2010.
    99.8     --Form of Letter to Clients relating to the 11 1/4% Senior Notes due 2010.
    99.9     --Form of Letter to Nominees relating to the 11 1/4% Senior Notes due 2010.
    99.10    --Guidelines for Certification of Taxpayer Identification Number
              relating to the 11 1/4% Senior Notes due 2010.
    99.11    --Form of Letter of Transmittal relating to the 12 7/8% Senior
              Discount Notes due 2010.
    99.12    --Form of Notice of Guaranteed Delivery relating to the 12 7/8%
              Senior Discount Notes due 2010.
    99.13    --Form of Letter to Clients relating to the 12 7/8% Senior
              Discount Notes due 2010.
    99.14    --Form of Letter to Nominees relating to the 12 7/8% Senior
              Discount Notes due 2010.
    99.15    --Guidelines for Certification of Taxpayer Identification Number
              relating to the 12 7/8% Senior Notes due 2010.

--------
   *  To be filed by amendment.